UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant  ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

G&K SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

G&K SERVICES, INC. 5995 Opus Parkway, Suite 500 Minnetonka, Minnesota 55343 Notice of Annual Meeting of Shareholders, Wednesday, November 4, 2015
To the Shareholders of G&K Services, Inc.:
The annual meeting of shareholders of G&K Services, Inc. will be held, pursuant to due call by our Board of Directors, at our corporate headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, on Wednesday, November 4, 2015 at 10:00 a.m. Central Standard Time, or at any adjournment or postponement thereof, for the purpose of considering and taking action with respect to the following items:

1.	elect the three Class II directors named in the attached proxy statement to serve for terms of three years;

2.	approve an amendment to our Amended and Restated Articles of Incorporation to adopt majority voting for the election of directors in uncontested elections;

3.	ratify the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for fiscal 2016;

4.	hold an advisory vote on executive compensation; and

5.	transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
Pursuant to action of our Board of Directors, shareholders of record on September 8, 2015 will be entitled to vote at the meeting or any adjournment or postponement thereof.
A proxy for the meeting is enclosed. We request that you promptly vote your shares by returning a proxy card or by following the instructions to vote via the Internet or by telephone.
By Order of the Board of Directors
G&K Services, Inc.
Jeffrey L. Cotter
Vice President, General Counsel and Corporate Secretary
September [ ], 2015

Proxy Statement of G&K Services, Inc.
Annual Meeting of Shareholders to be Held Wednesday, November 4, 2015
Voting by Proxy and Revocation of Proxies
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of G&K Services, Inc. to be used at the annual meeting of our shareholders to be held on Wednesday, November 4, 2015, at 10:00 a.m. Central Standard Time, at our corporate headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, or at any adjournment or postponement thereof, for the purpose of considering and taking action with respect to the following items:

1.	elect the three Class II directors named in this proxy statement to serve for terms of three years;

2.	approve an amendment to our Amended and Restated Articles of Incorporation to adopt majority voting for the election of directors in uncontested elections;

3.	ratify the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for fiscal 2016;

4.	hold an advisory vote on executive compensation; and

5.	transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
The approximate date on which this proxy statement and the accompanying proxy were first sent or given to shareholders was September [ ], 2015.
With the exception of shares held in employee benefit plan accounts, you may revoke your proxy at any time before your shares are voted by sending a written statement to our Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting at the meeting in person or via the Internet. With respect to shares held in employee benefit plan accounts, you may revoke your proxy for those shares up until 11:59 p.m. Central Standard Time on November 2, 2015. Each shareholder who signs and returns a proxy in the form enclosed with this proxy statement may revoke the same at any time prior to its use and prior to the annual meeting by giving notice of such revocation to the company in writing, at the meeting or by executing and delivering a new proxy to our Corporate Secretary. Unless so revoked, the shares represented by each proxy will be voted at the annual meeting or at any adjournment or postponement thereof. Mere presence at the annual meeting by a shareholder who has signed a proxy does not, alone, revoke that proxy; revocation must be announced by the shareholder at the time of the meeting. All shares which are entitled to vote and are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting or any adjournment or postponement thereof.
Voting Procedures
The company has one class of voting securities outstanding: Class A Common Stock, $0.50 par value per share, of which [ ] shares were outstanding as of the close of business on September 8, 2015, the record date for the annual meeting. Each share of Class A Common Stock is entitled to one vote on each matter put to a vote of shareholders. Our Class A Common Stock is referred to in this proxy statement as common stock. Only shareholders of record at the close of business on the record date will be entitled to vote at the annual meeting or any adjournment or postponement thereof. A quorum, consisting of the holders of a majority of the common stock issued and outstanding and entitled to vote at the annual meeting, is required for the transaction of business at the annual meeting. Such quorum must be present, either in person or represented by proxy, for the transaction of business at the annual meeting, except as otherwise required by law, our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws.
All shares entitled to vote and represented by properly executed proxies received prior to the annual meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by our board. If any director nominee should withdraw or otherwise become unavailable, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by our board.
Election of Directors. A plurality of votes cast is required for the election of each director in proposal number 1.
Amendment to Amended and Restated Articles of Incorporation and Ratification of the Appointment of Independent Auditors. The affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for the amendment of our Amended and Restated Articles of Incorporation to adopt majority voting for the election of directors in uncontested elections and for the appointment of KPMG LLP.
“Say-on-Pay." Proposal number 3 is a non-binding advisory vote. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will consider the outcome of the vote when making future compensation decisions for named executive officers.
A shareholder who abstains with respect to any proposal is considered to be present and entitled to vote on that proposal and is, in most cases, effectively casting a negative vote. On any proposal, a shareholder, including a broker, who does not give authority to a proxy to vote, or who withholds authority to vote, will not be considered present and entitled to vote on that proposal.
If you hold your shares in street name and do not provide voting instructions to your broker, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as the ratification of the appointment of independent auditors. Brokers cannot vote on their customers’ behalf on “non-routine” proposals, such as the election of directors and the say-on-pay proposal. These rules apply to us even though our common stock is traded on the NASDAQ Global Select Market. If a broker does not receive voting instructions as to a routine proposal, then it may exercise discretionary voting authority for or against the routine proposal and the shares will be counted for the purpose of establishing a quorum at the annual meeting and for the purpose of determining the outcome of the routine proposal. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, then a “broker non-vote” will occur and those shares will be counted for the purpose of establishing a quorum at the annual meeting, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal and effectively reduce the number of shares needed to approve that proposal.
The Board of Directors unanimously recommends that you vote “FOR” the election of each director nominee named in this proxy statement, "FOR" the amendment to our Amended and Restated Articles of Incorporation, "FOR" the ratification of KPMG LLP's appointment as our independent auditors for fiscal 2016 and “FOR” the advisory vote on executive compensation.

PROPOSAL NUMBER 1

Election of Class II Directors
Pursuant to our Amended and Restated Articles of Incorporation, our Board of Directors is comprised of not less than three and not more than 12 directors, and our Amended and Restated Bylaws state that the number of directors is established by resolution of our board. Presently, our board consists of nine directors. Pursuant to our Amended and Restated Articles of Incorporation, our directors are divided into three classes, designated as Class I, Class II and Class III, and are elected to serve for staggered three-year terms of office. The current terms of office for the directors in Class I, Class II and Class III expire, respectively, at the 2017, 2015 and 2016 annual shareholders’ meetings.
Messrs. Greco and Milroy and Ms. Richter, each of whom currently serves as a Class II director, have been nominated by our board to serve as our Class II directors for a three-year term commencing immediately following the annual meeting and expiring at our 2018 annual shareholders’ meeting, or until such person’s successor is elected and qualified. If elected, each nominee has consented to serve as a Class II director.
Set forth below is information regarding the three individuals nominated for election to our board as Class II directors, which includes information furnished by them as to their principal occupations for the last five years and certain other directorships held by them.

Director/Nominee Name	Business Experience	Director Since

Thomas R. Greco
Mr. Greco was appointed as a director in July 2014 and serves as a member of the Compensation Committee of our Board of Directors. In September 2014, Mr. Greco was appointed Chief Executive Officer of Frito-Lay North America, where he leads PepsiCo’s snack and convenient foods business. Prior to Septmeber 2011, Mr. Greco was President of Frito-Lay North America, a role he assumed in September 2011, after serving as PepsiCo's executive vice president and chief commercial officer, North America Beverages, or NAB, where he was responsible for leading NAB’s commercial efforts across North America. Prior to September 2011, Mr. Greco was president of global sales for PepsiCo. Mr. Greco also previously served as president of Frito Lay Canada and senior vice president of sales for Frito-Lay North America. Mr. Greco joined PepsiCo in 1986. Before joining PepsiCo, Mr. Greco worked at Procter & Gamble.
Mr. Greco's various executive responsibilities within PepsiCo enable him to understand the importance and effective means of building shareholder value and cultivating a business environment committed to quality, productivity and continuous improvement. Mr. Greco also has valuable insight into the operations of a large public company, in addition to experience managing complex route delivery systems and leading a Canadian business operation. Finally, Mr. Greco's prior sales roles within PepsiCo lend him unique perspective on building marketing and growth strategies and improving brand awareness.
2014

Douglas A. Milroy
Mr. Milroy has served as our Chief Executive Officer and a director since May 2009 and was appointed Chairman of the Board in August 2014. Mr. Milroy served as our President, Direct Purchase and Business Development from November 2006 to May 2009. Mr. Milroy joined us with more than 20 years of global leadership experience in business-to-business organizations. Most recently, between 2004 and November 2006, Mr. Milroy was managing director of The Milroy Group LLC, a firm focused on the acquisition and management of industrial companies in partnership with other investors. Prior to that, between 2000 and 2004, Mr. Milroy was the Vice President and General Manager – Food and Beverage North America and Water Care for Ecolab, Inc. Mr. Milroy has also held senior positions with FMC Corporation and McKinsey & Company.
As Chairman, Mr. Milroy brings to our board broad strategic vision for our company, and he is a trusted advisor. Mr. Milroy has in-depth knowledge of all aspects of our company and our business, together with a deep understanding and appreciation of our customers and their business operations. Mr. Milroy creates a critical link between management and the board, enabling the board to perform its oversight function with the benefit of management’s perspective on our business. As Chief Executive Officer, Mr. Milroy is responsible for determining the company’s strategy and for communicating that strategy throughout the organization and to investors. Mr. Milroy’s prior business experience, including his international business experience, provides him with a valuable perspective on operational, strategic and management matters facing large companies and an intimate understanding of motivating employees to ensure effective execution of initiatives. Mr. Milroy also has extensive experience with merger and acquisition transactions, including integrating companies to realize synergies and create efficiencies.
2009

Alice M. Richter
Ms. Richter is a director and serves as Chair of the Audit Committee of our Board of Directors. Ms. Richter is one of our Audit Committee Financial Experts. Ms. Richter has been retired since June 2001. Prior to her retirement, Ms. Richter was a certified public accountant with KPMG LLP for 26 years. Ms. Richter joined KPMG’s Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, Ms. Richter served as the National Industry Director of KPMG’s U.S. Food and Beverage practice and also served as a member of the Board of Trustees of the KPMG Foundation. Ms. Richter is a member of the boards of West Marine, Inc. (NASDAQ: WMAR), where she serves as Chair of the Nominating and Governance Committees and is a member of the Audit Committee, and Thrivent Financial for Lutherans, where she chairs the Audit Committee and serves on the Marketing/Strategic Oversight Committee. Ms. Richter has also been recognized as a Board Leadership Fellow by the National Association of Corporate Directors.
With more than 25 years of experience with an international public accounting firm, Ms. Richter possesses a significant understanding of accounting principles and financial reporting, evaluating financial results and the processes of financial reporting, risk management and internal control over financial reporting of both publicly and privately held companies. Ms. Richter also brings useful corporate governance and compliance insights from, among other things, her service on boards and other board committees and her commitment to continuing education regarding board service and compliance issues.
2003
Our Board of Directors unanimously recommends that you vote “FOR” the election of each director nominee named in this proxy statement.

Directors and Executive Officers of the Company

Name	Age	Title	Director Term Expires
Douglas A. Milroy	56	Chairman and Chief Executive Officer and Director (Class II)	2015
Tracy C. Jokinen	46	Chief Financial Officer	—
Jeffrey L. Cotter	48	Vice President, General Counsel and Corporate Secretary	—
Ian G. Davis	50	Vice President, U.S. Field	—
Kevin A. Fancey	53	President, G&K Services Canada Inc.	—
John S. Bronson	67	Director (Class III)	2016
Lynn Crump-Caine	59	Director (Class I)	2017
Wayne M. Fortun	66	Director (Class III)	2016
Thomas R. Greco	57	Director (Class II)	2015
Ernest J. Mrozek	62	Director (Class III)	2016
M. Lenny Pippin	68	Director and Lead Director (Class I)	2017
Alice M. Richter	62	Director (Class II)	2015
Lee J. Schram	54	Director (Class I)	2017
Douglas A. Milroy – see information under “Election of Class II Directors” above.
Tracy C. Jokinen – Ms. Jokinen became our Chief Financial Officer in June 2014. Prior to joining G&K, Ms. Jokinen spent 22 years with Valspar Corporation, most recently as its Vice President, Corporate Finance, where she was responsible for Valspar’s tax, treasury, investor relations, internal audit, operations finance and corporate accounting functions. Throughout 2012 through September 2013, Ms. Jokinen was Valspar’s Vice President, Finance & Strategy, in which role she led Valspar’s global finance organization with responsibility for business finance, international shared service centers in Europe and Asia and regional accounting teams. From 2008 to 2012, Ms. Jokinen was Valspar’s Vice President, Corporate Controller and Chief Accounting Officer, with responsibility for the company’s SEC reporting obligations and global financial control policies.
Jeffrey L. Cotter – Mr. Cotter has served as our Vice President and General Counsel since June 2008. Mr. Cotter joined the company as Senior Corporate Counsel in January 2006 and was named Director of Legal Services and Corporate Secretary in September 2007. Prior to joining the company, since 2003, Mr. Cotter was a shareholder in the law firm of Leonard, Street and Deinard Professional Association, now known as Stinson Leonard Street LLP, where he focused on securities law, as well as on mergers, acquisitions and related transactions. Prior to being a shareholder in Leonard, Street and Deinard, Mr. Cotter was an associate at the firm (1997-1999; 2001-2003), as well as Assistant General Counsel of Stockwalk.com, Inc. (1999-2001) and an associate in the law firm of Briggs & Morgan, P.A. (1995-1997).
Ian G. Davis – Mr. Davis was named Vice President, U.S. Field, in April 2015. Mr. Davis began his career with the company in 2007, serving as a Regional Vice President in both the Canadian and U.S. field organizations. In 2010, Mr. Davis moved to the company’s corporate office to serve as Vice President, Sales and Service Process Excellence and, beginning in September 2012, as Vice President and Chief Information Officer. Prior to joining the company, Mr. Davis spent 11 years as a senior operations leader with LSG Sky Chefs, a global provider of airline catering and in-flight services. His last role at LSG Sky Chefs was as Vice President, Operational Excellence, where he was responsible for lean manufacturing, facility engineering, quality systems, environmental systems and fleet management across more than 50 facilities in the United States and Canada. Prior to joining LSG Sky Chefs, Mr. Davis worked six years with Caterair International/Marriott Corporation, where he held several management positions in finance, sales and marketing, and operations across North America and Europe.
Kevin A. Fancey – Mr. Fancey was appointed President of G&K Services Canada, Inc. in January 2014, after joining the company in August 2013 as President Designate. Mr. Fancey has nearly 20 years of experience as a leader in service-focused businesses in Canada.  Prior to joining the company, he served as Executive Vice President, Sales and Marketing at Coinamatic Group of Companies from 2011 to 2013 and as Senior Vice President, Sales for Ricoh Canada Inc. from 2009 to 2011. He also held senior leadership positions at IKON Office Solutions prior to its acquisition by Ricoh and at Chubb Security Systems Canada and Pitney Bowes of Canada.
John S. Bronson – Mr. Bronson is a director of the company and serves as a member of the Compensation and Corporate Governance Committees of our Board of Directors. Mr. Bronson was Senior Vice President, Human Resources for Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 1999 to 2003. Prior to his employment with Williams-Sonoma, Mr. Bronson held several senior human resource-related management positions with PepsiCo, from 1979 to 1999, including as its Executive Vice President, Human Resources Worldwide for Pepsi-Cola Worldwide.
Mr. Bronson's experience in human resource-related positions with Williams-Sonoma and PepsiCo provides him with substantial experience and knowledge with respect to the many complex issues surrounding human resources, benefits and compensation. Mr. Bronson offers us a unique perspective on leadership development, employee relations and compensation issues. Mr. Bronson also has extensive international business experience, and he understands the complexities of managing a route distribution system. Finally, Mr. Bronson has a deep understanding of the diverse and complex issues facing boards of large public companies.
Lynn Crump-Caine – Ms. Crump-Caine is a director of the company and serves as a member of the Audit Committee of our Board of Directors. Ms. Crump-Caine founded Outsidein Consulting, and she currently serves as its Chief Executive Officer. Between 1974 and her retirement in 2004, Ms. Crump-Caine served in various senior capacities with McDonald’s Corporation, including as its Executive Vice President, Worldwide Operations and Restaurant Systems, from

2002 to 2004, its Executive Vice President, U.S. Restaurant Systems, from 2000 to 2002, and its Senior Vice President, U.S. Operations, from 1998 to 2000. Ms. Crump-Caine serves on the board of Krispy Kreme Doughnuts, Inc. (NYSE: KKD), where she chairs the Compensation Committee and serves on the Nominating and Corporate Governance Committees.
Ms. Crump-Caine’s far-reaching operational experience, including in various senior positions with McDonald’s Corporation, gives her a unique understanding of complex operating systems. Ms. Crump-Caine provides a valuable perspective to our board in a multitude of areas, including training, brand development and operations. Ms. Crump-Caine is well positioned to understand the multifaceted governance matters facing large public companies today. Ms. Crump-Caine also brings useful insights from, among other things, her service on other boards, including another public company board, and her commitment to continuing education.
Wayne M. Fortun – Mr. Fortun is a director and serves as Chair of the Compensation Committee of our Board of Directors. In 1983, Mr. Fortun was elected director and named President and Chief Operating Officer of Hutchinson Technology, Inc. (NASDAQ: HTCH), a worldwide leader in precision manufacturing of suspension assemblies for disk drives, and was Hutchinson Technology's Chief Executive Officer from May 1996 to October 1, 2012, when he assumed the role of Chairman of the Board of Hutchinson Technology and retired from his position as Chief Executive Officer. Mr. Fortun also serves as a director of C.H. Robinson Worldwide, Inc. (NASDAQ: CHRW), a global provider of multimodal transportation services and logistics solutions, where he chairs the Compensation Committee.
As the longest serving member of our board, Mr. Fortun has abundant knowledge of our company and its business. Mr. Fortun's significant experience with Hutchinson Technology provides him with critical knowledge of the management, financial and operational requirements of a large company. Mr. Fortun also provides our board with insight into international business issues. In addition, as a result of his long tenure as a director of another large public company, Mr. Fortun is well possessed with a deep understanding of the roles and responsibilities of public company board members.
Thomas R. Greco – see information under “Election of Class II Directors” above.
Ernest J. Mrozek – Mr. Mrozek is a director and serves as a member of the Audit and Corporate Governance Committees of our Board of Directors. Mr. Mrozek is one of our Audit Committee Financial Experts. Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, from November 2006 until his retirement in March 2008. Mr. Mrozek also served as President and Chief Financial Officer of The ServiceMaster Company from January 2004 to November 2006 and as its President and Chief Operating Officer from 2002 to January 2004. He served as President and Chief Operating Officer of ServiceMaster Consumer Services, ServiceMaster’s largest segment, from January 1997 until 2002. Mr. Mrozek joined ServiceMaster in 1987 and held various senior positions in general management, operations and finance, in addition to those specifically noted above. Prior to joining ServiceMaster, Mr. Mrozek spent 12 years with Arthur Andersen & Co. Mr. Mrozek served on the board of Chemed Corporation (NYSE: CHE) until May 2010, and he currently serves on the board of IDEX Corporation (NYSE: IEX), where he chairs the Audit Committee.

Mr. Mrozek’s executive operating and financial responsibilities with The ServiceMaster Company and his other board service provide him with a keen understanding of the management, financial and operational requirements of a large public company, including effective growth, retention and capital structure strategies. Mr. Mrozek's experience also provides him with an understanding of corporate governance requirements and the roles and responsibilities of board members of such companies. Additionally, Mr. Mrozek is able to draw upon his public accounting experience and financial oversight positions as he assists our board in evaluating our financial results, internal controls, financial reporting and risk management practices.
M. Lenny Pippin – Mr. Pippin is a director, serves as the Lead Director of our Board of Directors and serves as Chair of the Corporate Governance Committee. Mr. Pippin served as Vice Chairman, President and Chief Executive Officer of The Schwan Food Company, a branded frozen-food company, from November 1999 until February 2008. Since 2008, Mr. Pippin has acted as a business consultant. Prior to joining Schwan’s, Mr. Pippin served as President and Chief Executive Officer of Lykes Brothers, Inc., a privately held corporation with operating divisions in the food, agriculture, transportation, energy and insurance industries.
Mr. Pippin’s prior business experience with The Schwan Food Company and Lykes Brothers provides him with a keen understanding of the many strategic and operational challenges facing companies such as ours, including familiarity with managing a complex route delivery system. Mr. Pippin also has experience with building sales, improving brand awareness, ensuring leadership development and understanding issues facing businesses like ours. As the Lead Director of our board, Mr. Pippin possesses valuable leadership, analytical, strategic and risk assessment skills. Mr. Pippin is also well versed with corporate governance requirements facing boards of large public companies.
Alice M. Richter – see information under “Election of Class II Directors” above.
Lee J. Schram – Mr. Schram is a director and serves as a member of the Audit Committee of our Board of Directors. Mr. Schram has served as Chief Executive Officer of Deluxe Corporation (NYSE: DLX) since 2006, where he has led the transformation of Deluxe from primarily a check printer to a provider of a comprehensive line of products and digital services for small businesses, financial institutions and consumers. Mr. Schram began his professional career with NCR Corporation in 1983, where he held a variety of positions with increasing responsibility that included both domestic and international assignments. He served as corporate controller, and chief financial officer for approximately 80 percent of NCR’s businesses, and general manager of NCR’s Payment and Imaging Solutions segment. His last position with NCR prior to joining Deluxe was senior vice president of NCR’s Retail Solutions segment.
Mr. Schram's executive and board experience with Deluxe Corporation enables him to understand the importance and effective means of achieving sales growth, building shareholder value and cultivating a business environment committed to quality, productivity and continuous improvement. Mr. Schram is also well versed with the requirements of a public company. Finally, Mr. Schram's financial background allows him to effectively assess our financial results, internal controls and overall financial reporting.

GOVERNANCE OF THE COMPANY
Board of Directors and Committees
Board of Directors
Our board believes that there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To that end, our board has combined the role of Chairman and Chief Executive Officer. Our board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the board. The board also believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the board and fosters strategic development and execution. Our board also has a Lead Director, whose responsibilities include:

•
presiding at any meeting of the board at which the Chairman is not present, including at executive sessions for independent directors, at meetings or portions of meetings on topics where the Chairman or the board raises a possible conflict, and when requested by the Chairman;

•	calling meetings of the independent directors, at such time and place as he determines;

•	serving as a liaison between the Chairman and the independent directors;

•	approving any information sent to him by management for distribution to the board;

•	approving meeting agendas for the board, including approving meeting schedules to ensure sufficient time is set aside to discuss relevant matters; and

•	if requested by major shareholders, ensuring that he is available for consultation and direct communication.
The board believes combining the role of Chairman and Chief Executive Officer, together with a strong, independent Lead Director, provides the appropriate leadership and oversight and facilitates effective functioning of both the board and management. Additionally, our board maintains effective independent oversight through a number of governance practices, including open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.
Our board has also established the following permanent committees to assist with providing oversight to the company: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Our board has adopted a written charter for each of these committees, copies of which are available at our website at http://www.gkservices.com.
Our board held four meetings during fiscal 2015, all of which were held in person, and took action by written consent four times. Each of our directors attended more than seventy-five percent of the meetings of the board and the committees of the board on which such director served during the 2015 fiscal year.
Director Attendance at Annual Meetings of Shareholders
We do not have a formal policy with respect to attendance by board members at the annual meeting of shareholders, but all directors are encouraged to attend, and we attempt to coordinate scheduling of our annual meeting of shareholders to accommodate attendance by directors. With the exception of J. Patrick Doyle, who was not standing for reelection in 2014, all of our then existing directors attended our fiscal 2014 annual meeting of shareholders.
Independence
With the exception of Mr. Milroy, all of the members of our board are independent within the meaning of applicable NASDAQ Global Select Market and Securities and Exchange Commission (SEC) rules. When considering the independence of directors, the board determined that the following relationships did not impair the independence of the respective director: Mr. Greco's position with Frito-Lay, a business unit of PepsiCo, both of which are customers; Mr. Fortun's service as a director of C.H. Robinson Worldwide, a supplier; and J. Patrick Doyle's position as President and Chief Executive officer of Dominos, a customer. Mr. Doyle was a director of the company until November 5, 2014. All of the transactions with Frito-Lay, PepsiCo, C.H. Robinson Worldwide and Dominos were conducted on arm's length terms in the ordinary course of business, and the amount involved with the transactions represents less than 1% of our revenues and 1% of the respective customer's or supplier's revenues.
Board Oversight of Company Risk
We rely on our comprehensive enterprise risk management (ERM) process to aggregate, monitor, measure and manage risks. Through our ERM process, our management, with board oversight, works to identify, assess and manage enterprise risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. As a part of our ERM process, management regularly reviews the effectiveness of our risk management practices and capabilities to determine our risk exposure. Management then elevates certain key risks for discussion at the board level. Our board, with the assistance of management, also annually reviews the effectiveness of our ERM program. Our ERM program is overseen by our board. Our Chief Financial Officer and our Vice President and General Counsel, both of whom are members of our executive team, and our Director of Internal Audit have day-to-day management responsibility for this program.
Additionally, our Audit Committee is primarily responsible for oversight of our policies and practices concerning internal control over financial reporting and risk assessments related thereto. Our Audit Committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the external audit process and results and disclosures made with respect to the company’s internal controls. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of management on the internal audit plan, Sarbanes-Oxley Section 404 compliance, any significant litigation, ethics matters and health, safety and environmental matters. The committee also regularly holds executive sessions with representatives of our independent public accounting firm.
In addition to the Audit Committee’s role in financial risk oversight, each of the other board committees considers risk as it relates to its particular areas of responsibility. Our Compensation Committee oversees and administers our incentive and equity compensation programs to ensure that the programs create incentives for strong operational performance and for the long-term benefit of the company and its shareholders without incentivizing undue risk. The committee receives regular briefings from our Vice President, Human Resources, our Vice President and General Counsel, our Senior Director, HR Operations and the committee’s retained Compensation Consultant. Finally, our Corporate Governance Committee oversees risks related to board composition and governance matters and receives regular briefings from our Vice President and General Counsel.

Consideration of Director Candidates
The Corporate Governance Committee, together with the Chairman of the Board and other directors, recruits director candidates and presents qualified candidates to the board for consideration. At each annual shareholders’ meeting, the board proposes to the shareholders a slate of nominees for election or re-election to the board. Shareholders may propose director nominees for consideration by the Corporate Governance Committee by submitting a recommendation in writing to the Chair of the Corporate Governance Committee, in care of our Corporate Secretary at our headquarters address. Mr. Schram was recommended as a nominee by our board's non-management directors.
If the Corporate Governance Committee approves a candidate for further review following an initial screening, it establishes an interview process for the candidate. Generally, the candidate meets with members of the Corporate Governance Committee and our Chairman and Chief Executive Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive assessment of the candidate. The Corporate Governance Committee will consider reports of the interviews and the assessment to determine whether to recommend the candidate to the board. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including personal integrity, concern for the company’s success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital role in our good corporate citizenship and image, time available for meetings and consultation on company matters and willingness to assume broad fiduciary responsibility. Shareholders who wish to nominate a candidate for election to our board at the annual meeting must comply with our advance notice bylaw described elsewhere in this proxy statement.
Board Composition, Diversity and Tenure
Qualified director candidates, whether identified by shareholders or otherwise, will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Corporate Governance Committee will consider each candidate’s general business and industry experience, the candidate's ability to act on behalf of shareholders, overall board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating board nominees. As a matter of practice, our Corporate Governance Committee considers a number of factors in its evaluation of diversity, including diversity with respect to viewpoint, skills, experience, community involvement, geography, age, race, gender and ethnicity. These factors enhance the perspectives and values that are discussed in board and committee meetings. As indicated below, our current board composition reflects this approach and the board’s commitment to diversity:

•	25% of our non-employee directors are women;

•	12% of our non-employee directors are minorities;

•	four of our directors have served seven or fewer years, providing a balance between fresh perspectives and deep knowledge of our company; and

•	we continued to refresh our board by the appointment of two new directors in 2014, both of whom are currently working in executive-level positions.
We believe that the current mix of tenure, backgrounds and experiences of our directors enhances the quality of our board’s deliberations and decisions.

Corporate Governance Committee
We have established a Corporate Governance Committee of the Board of Directors comprised solely of “independent directors” (as defined by applicable rules and regulations of the SEC, NASDAQ Global Select Market and other relevant regulatory bodies), one of whom also serves on the Compensation Committee of the board. The Corporate Governance Committee operates pursuant to a written charter adopted by the board. The primary roles of the Corporate Governance Committee are to monitor the effectiveness of the board in carrying out certain responsibilities, to assure appropriate board composition, to recommend a Chief Executive Officer and to facilitate the board's annual review of our Chairman and Chief Executive Officer's performance and the operation of the board and its various committees. In addition, the Corporate Governance Committee presents qualified director candidates to the full board and considers qualified nominees recommended by shareholders.
The Corporate Governance Committee, which presently consists of Chair Mr. Pippin and Messrs. Bronson and Mrozek, held four meetings during fiscal 2015, three of which were held in person and one of which was telephonic, and did not take action by written consent. The Chair and members of the Corporate Governance Committee are appointed by our board.
Audit Committee
We have established an Audit Committee of the Board of Directors which assists the board in fulfilling certain oversight responsibilities and consists solely of independent directors. The Audit Committee operates pursuant to a written charter adopted by the board. As set forth in the charter, the primary responsibilities of the Audit Committee include serving as an independent and objective party to monitor our financial reporting process and the system of internal control over financial reporting, reviewing and appraising the audit results of our independent auditors and internal audit department, and providing an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and our board. The charter also requires that the Audit Committee appoint our independent auditors and review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent auditors, other than services falling within the de minimis exceptions permitted under Section 202 of the Sarbanes-Oxley Act.
The Audit Committee, which presently consists of Chair Ms. Richter, Ms. Crump-Caine and Messrs. Mrozek and Schram, held eight meetings during fiscal 2015, four of which were held in person and four of which were conducted by telephone, and did not take action by written consent. The Audit Committee met and held discussions with management and representatives of our independent auditors prior to the public release of earnings information for each of our completed fiscal periods, and prior to each Quarterly Report on Form 10-Q and our Annual Report on Form 10-K being filed with the SEC.
Our board has determined that at least two members of the Audit Committee, specifically Ms. Richter and Mr. Mrozek, are “Audit Committee Financial Experts,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K. In addition, each member of the Audit Committee is an “independent director,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Global Select Market’s listing standards, and meets the criteria for independence set forth in Rule 5605(c)(2) of the NASDAQ Global Select Market’s listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Our board has also determined that each of the Audit Committee members is able to read and understand financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

Compensation Committee
The Compensation Committee of the Board of Directors, which presently consists of Chair Mr. Fortun and Messrs. Bronson and Greco, held three meetings during fiscal 2015, all of which were held in person, and did not take action by written consent. All members of the Compensation Committee are “independent directors” within the meaning of the NASDAQ Global Select Market’s Rule 5605(d)(2) and “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934. The Compensation Committee reviews our compensation policies and practices and makes recommendations to the independent members of our board in connection with all compensation matters affecting our Named Executive Officers (NEOs). A description of the processes and procedures for considering and determining executive compensation is included in the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement.
The Compensation Committee engaged Towers Watson as its independent compensation consultant to provide independent compensation consultation and advice to the Compensation Committee to assist in aligning executive compensation with the long-term interests of shareholders and our corporate goals and strategies and ensuring our compensation remains competitive. Although Towers Watson primarily supports the Compensation Committee, on occasion, Towers Watson provides market data and general compensation consultation to management with respect to non-NEO employees. The decision to engage Towers Watson for additional consulting services was made by our management. During fiscal 2015, we paid Towers Watson $56,183 for services related to assisting the Compensation Committee with determining the amount and form of executive and director compensation, and $119,950 for other services provided, the majority of which were related to health and group benefits. As requested by the Compensation Committee, Towers Watson provides guidance as it relates to the following committee responsibilities:

•	reviews Compensation Committee agendas and supporting materials in advance of each meeting;

•	as requested, attends Compensation Committee meetings;

•	makes recommendations on companies to include in our peer group, analyzes the selected peer group information and reviews other survey data for competitive comparisons;

•	reviews our executive compensation programs and competitive positioning for reasonableness and appropriateness;

•	reviews our total executive compensation program and advises the Compensation Committee of plans or practices that might be changed to improve effectiveness;

•	reviews survey data on executive pay practices and amounts that come before the Compensation Committee;

•	provides market data and recommendations on Chairman and Chief Executive Officer compensation without prior review by management, except for necessary fact checking;

•	provides market data and recommendations on director compensation;

•	reviews any significant executive employment or change-in-control provisions in advance of being presented to the Compensation Committee and/or the board for approval;

•	periodically reviews the Compensation Committee’s charter and recommends changes;

•	advises the Compensation Committee on best-practice ideas for board governance as it pertains to executive compensation as well as areas of risk in our compensation program;

•	as requested, advises the Compensation Committee on management proposals; and

•	undertakes other projects at the request of the Compensation Committee.
In fiscal 2015, as part of its ongoing services to the Compensation Committee, a Towers Watson representative attended all meetings of the Compensation Committee (either in person or telephonically) and worked on the following projects:

•	participated in reviewing and updating our Compensation Committee charter;

•	conducted market analysis and made recommendations for changes to the fiscal 2016 compensation package for our Chairman and Chief Executive Officer; and

•	conducted market analysis of Board of Director compensation and made recommendations on changes to the Board of Directors compensation for fiscal 2015.
Compensation Committee Interlocks and Insider Participation
During fiscal 2015, no member of our Compensation Committee was an officer, former officer or employee of the company or any of its subsidiaries. During fiscal 2015, none of our executive officers served as a member of (i) the compensation committee of another entity, one of whose executive officers served on the Compensation
Committee of our Board of Directors, (ii) the board of directors of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors, or (iii) the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our board.
Compensation Paid to Board Members
During fiscal 2015, we paid each director who was not otherwise employed by us an annual retainer of $50,000. We paid to members of the Audit, Compensation, and Governance Committees an annual retainer of $10,000, $6,000, and $5,000, respectively. We paid an additional $48,000 retainer to Mr. Pippin, the former Chairman and current Lead Director of our Board, a $20,000 retainer to Ms. Richter, Chair of the Audit Committee, a $12,000 retainer to Mr. Fortun, Chair of the Compensation Committee, and a $10,000 retainer to Mr. Pippin, Chair of the Corporate Governance Committee.
In addition, directors who are not otherwise employed by the company are eligible to participate in the Restated Equity Incentive Plan (2013). For fiscal 2015, each non-employee director was awarded a restricted stock grant of 1,443 shares, equivalent to approximately $100,000, based on the closing price of our common stock on the date of grant; Mr. Pippin, our former Chairman of the Board, also received an additional restricted stock grant of 452 shares, equivalent to approximately $31,328. Each restricted stock grant vests in equal installments over a period of three years, beginning on the first anniversary of the grant date. Each new director also receives a one-time grant of options to purchase 3,000 shares of common stock upon his or her initial election to the board. The exercise price of these options is the closing price of our stock on the date of grant. Each such option has a 10-year term and vests in three equal installments beginning on the first anniversary of the grant date. Directors must remain in service for restricted stock and options to vest; therefore, any unvested grants will be forfeited upon termination of service to the board. Effective January 1, 2015, option and restricted stock grants to directors contain additional retirement vesting provisions. Specifically, such grants include an accelerated vesting provision whereby, upon a director's qualified retirement, the unvested portion of such grants will continue to vest in two equal installments over a two-year period following such qualified retirement. A director's qualified retirement is defined as a director's voluntary termination of service as a director on attaining the age of 70, the mandatory retirement age, or, if earlier, after completing at least 12 consecutive years of service as a director. We have in place stock ownership requirements for our non-employee directors.

Specifically, each of our non-employee directors is required to own a minimum number of shares equal to five times the director’s annual base retainer. Each director must achieve this level no more than five years after becoming a director. Once achieved, each director must maintain this ownership level at all times during the director’s tenure with the company. The Compensation Committee annually reviews the progress against the ownership requirements, and each of our non-employee directors is either on track to achieve or has achieved ownership requirements.

Director Compensation Table
The following table shows the compensation of the company’s non-employee directors for services in all capacities to us in fiscal 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Total ($)
John S. Bronson	61,000	100,014	~~—~~	161,014
Lynn Crump-Caine	60,000	100,014	~~—~~	160,014
Wayne M. Fortun	68,000	100,014	~~—~~	168,014
Thomas R. Greco	56,000	100,014	~~—~~	156,014
Ernest J. Mrozek	63,750	100,014	~~—~~	163,764
M. Lenny Pippin	100,250	131,342	~~—~~	231,592
Alice M. Richter	80,000	100,014	~~—~~	180,014
Lee J. Schram	45,000	100,014	~~—~~	145,014

(1)
The dollar amounts represent the aggregate grant date fair value of stock awards granted during fiscal 2015. The grant date fair value of a stock award is measured in accordance with FASB ASC Topic 718 based on assumptions described in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2015.

(2)
Consists of 1,443 shares granted to each director on January 2, 2015, which had a fair value of $69.31 per share, and 1,895 shares granted to Mr. Pippin on January 2, 2015, which had a fair value of $69.31 per share.

As of the end of fiscal 2015, each director held the following unvested restricted shares and unexercised options:

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Securities Underlying Unexercised Options (#)
John S. Bronson	3,093	7,200
Lynn Crump-Caine	3,093	7,800
Wayne M. Fortun	3,093	11,100
Thomas R. Greco	1,443	3,000
Ernest J. Mrozek	3,093	9,600
M. Lenny Pippin	4,492	14,400
Alice M. Richter	3,093	11,100
Lee J. Schram	1,443	3,000

Executive Compensation
Executive Summary
The primary objective of our compensation program is to provide competitive compensation and benefit plans that enable us to attract, motivate and retain highly qualified, experienced executives and reward them for performance that creates long-term shareholder value. We strive to reward our NEOs fairly and competitively through a mix of base salary, short- and long-term incentives, benefits, career growth and development opportunities. We believe this mix drives company performance and assists with employee retention. Our NEOs for fiscal 2015 were the following individuals:

•	Douglas A. Milroy, Chairman and Chief Executive Officer;

•	Tracy C. Jokinen, Chief Financial Officer;

•	Jeffrey L. Cotter, Vice President, General Counsel and Corporate Secretary;

•	Ian G. Davis, Vice President, U.S. Field; and

•	Kevin A. Fancey, President, G&K Services Canada;
G&K delivered solid financial performance in fiscal 2015. We made progress on all elements of our strategic game plan. We believe that our management team’s leadership and commitment to our strategic plan directly impacted our strong fiscal 2015 performance and that the compensation of our NEOs appropriately rewarded them for these achievements. In fiscal 2015, our adjusted earnings per diluted share from continuing operations increased 13% to $3.28, up from $2.90 in fiscal 2014. Adjusted operating margin increased 80 basis points to 11.9%, from 11.1% in the prior year. Adjusted return on invested capital increased 80 basis points to 11.0% from 10.2% in fiscal 2014. Our fiscal 2015 adjusted earnings per diluted share and operating margin excluded certain charges, primarily related to an increase in the company's estimated multi-employer pension plan withdrawal liability and certain environmental reserve increases. Without these adjustments, our reported earnings per diluted share from continuing operations were $2.95, and our reported operating margin was 10.8%. See Annex A for a table reconciling the reported amounts to the adjusted amounts.
In structuring the fiscal 2015 compensation program for our NEOs, the Compensation Committee of our Board of Directors considered a number of factors, including our financial and business results, the general economic outlook, individual performance and responsibilities, experience, competitive data and our board-approved financial plan for the fiscal year. Consistent with that financial plan, our Compensation Committee included in our fiscal 2015 executive compensation program challenging financial performance targets.
Within this framework, and reflecting its assessment of company and individual performance during fiscal 2015, our Compensation Committee took the following actions regarding compensation for our NEOs during fiscal 2015:

•	approved increases to the base salaries of Messrs. Cotter, Davis, and Fancey of 5%, and Mr. Milroy of 5.2%;

•
approved annual cash incentive payouts for fiscal 2015 under our Management Incentive Plan (referred to as our MIP) that reflected performance at 111% of target for qualified performance-based measures;

•	granted to Mr. Milroy long-term equity awards, the grant date fair value of which was allocated 65% restricted stock and 35% stock options and which was set at 107% of his target grant value; and

•
granted to our other NEOs long-term equity awards whose grant date fair value was allocated 65% restricted stock and 35% stock options and in each case reflected 53% to 155% of the NEO’s respective target grant value.

We believe that our compensation program is reasonable and market competitive, that it fairly reflects our performance over time and that it aligns the interests of our NEOs with the interests of our shareholders. We emphasize compensation opportunities that reward our executives when they meet or exceed targeted qualified performance measures and individual goals and objectives. The actual total compensation of each NEO varies depending upon individual performance and responsibilities, experience, competitive market data and the achievement of pre-established individual and corporate performance goals. Stock ownership guidelines and equity incentives serve to further align the interests of our executives with those of our shareholders and the long-term goals of the company. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives and have benefited our company over time.
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the material elements of our total compensation program for our NEOs and specifically addresses the objectives, elements and calculations included in such program. Our NEOs consist of our Chairman and Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated executive officers, other than our Chairman and Chief Executive Officer and our Chief Financial Officer, who were serving as our executive officers at the end of fiscal 2015. This discussion focuses on our compensation program and decisions in fiscal 2015, each as they relate to these individuals; we also address why we believe the program is right for our company and our shareholders, and we explain how compensation is determined.
Overview of Compensation
Responsibility for Executive Compensation Determinations
The Compensation Committee of our Board of Directors, which consists entirely of independent directors and whose membership is determined by our board, is responsible for:

•	approving the design and implementation of our executive compensation program for both NEOs and non-NEO executives;

•
receiving and evaluating input from the Compensation Committee’s independent compensation consultant for the Chairman and Chief Executive Officer's compensation and input from both management and the compensation consultant for the remaining NEOs’ compensation;

•	annually reviewing NEO compensation and developing compensation recommendations for our board, after which only our independent directors vote on NEO compensation;

•	assessing risks arising from our compensation policies and practices for our employees;

•	regularly reporting on committee actions and recommendations at board meetings; and

•	working with the Audit and Corporate Governance Committees of our Board of Directors, as appropriate.
Our Compensation Committee engaged Towers Watson to serve as an independent compensation consultant for the committee starting in September 2012. The consulting and advisory services provided by Towers Watson to our Compensation Committee in connection with executive and director compensation were described previously in this proxy statement in the section “Governance of the Company – Compensation Committee." The Compensation Committee also works with our human resources, compensation and benefits and legal professionals on the design and implementation of executive compensation programs and retirement plans, including the following qualified plans: the G&K Services Pension Plan (which was frozen on December 31, 2006) and the G&K Services 401(k) Savings Incentive Plan, and the following non-qualified plans: the Supplemental Executive Retirement Plan (which was frozen on December 31, 2006) and the Executive Deferred Compensation Plan (our DEFCO plan). On behalf of our Compensation Committee, our Retirement Committee manages the administrative duties and responsibilities for our United States qualified and non-qualified retirement plans and serves as plan administrator of such qualified plans. Our Retirement Committee provides oversight to our Canada Pension Committee regarding the Canadian registered plans and retirement compensation arrangements and to our labor relations personnel with regard to, among other things, union issues.
Certain of our senior officers have roles in the compensation process, as follows:

•	each NEO, other than the Chairman and Chief Executive Officer, provides a self-evaluation prior to the NEO's performance review with Mr. Milroy;

•
Mr. Milroy conducts a performance review of each NEO to assess such NEO’s performance against business and individual performance objectives, to note any significant strengths and accomplishments, and to note challenges and areas for improvement;

•	Mr. Milroy recommends compensation actions (base salary and equity grant) with respect to our NEOs, other than for himself, and submits those recommendations to the Compensation Committee for review;

•	Mr. Milroy conducts an assessment of his performance during the fiscal year, which he reviews with the board;

•	Mr. Milroy provides his perspective on recommendations provided by the Compensation Committee's consultant regarding compensation program design issues;

•
our Vice President, Human Resources, in consultation with our Senior Director, HR Operations, provides input on plan design, structure and cost, and assesses the implications of all recommendations on recruitment, retention and motivation of company employees, as well as company financial results; and

•
when requested by the Compensation Committee, other officers, such as our Chief Financial Officer, Vice President and Controller, and our Vice President and General Counsel, may also review recommendations on plan design, structure and cost, and provide a perspective to the Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees, as well as our financial results.

Our independent directors also have roles in the compensation process, as follows:

•	each independent director completes an evaluation of Mr. Milroy’s performance;

•	the Corporate Governance Committee summarizes the results and presents them to the board, which engages with Mr. Milroy in a discussion regarding his performance; and

•	the independent directors vote on all compensation recommendations for our NEOs, consistent with the requirements of Section 162(m) of the Internal Revenue Code, discussed more fully below.
Objectives of our Compensation Program
The primary objective of our compensation program is to provide competitive compensation and benefit plans that enable us to attract, motivate and retain highly qualified, experienced executives and to reward them for performance that creates long-term shareholder value. We seek to increase shareholder value by rewarding performance with competitive compensation that ensures a direct link between pay, company performance and results for our shareholders. Base salary, short- and long-term incentive opportunities will differ among NEOs due to the differing levels of roles and responsibilities of each NEO, experience, competitive market data and the achievement of individual and corporate performance goals. We strive to drive performance and reward employees fairly and competitively through a mix of base salary, short- and long-term incentives, benefits, career growth and development opportunities. We believe that our base pay, short- and long-term incentives and other benefits are sufficiently balanced between short-term and long-term performance and do not encourage unnecessary risk-taking.
Our compensation program strives to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities designed to reward the achievement of company performance objectives, including long-term growth in shareholder value and successful execution of our strategic game plan, strong individual initiative and team performance. Our compensation program also strives to reward the annual achievement of the company’s goals and objectives, while supporting our long-term business strategy and encouraging our executives to increase shareholder value.
Elements of our Compensation Program
There are five components of our executive compensation program:

•	base salary;

•	MIP (short-term incentives);

•	long-term equity-based compensation;

•	benefits and perquisites; and

•	severance and change-in-control benefits.
We seek to allocate the mix of each of the above components to deliver a market-competitive total compensation package. Base salary and short- and long-term incentives are reviewed against external market data and peer group data to determine overall compensation levels. Short- and long-term incentives are expressed as a percentage of base compensation. For fiscal 2015, based on market data, we implemented a moderate increase in base salary and an increase in long-term incentives for Mr. Milroy. We also made changes to target bonus levels for Mr. Fancey. We made no other changes to our offered short-term incentives.
Base Salary
Base salary is fixed compensation designed to compensate NEOs for their level of experience and continued performance in their individual roles. Providing executives with competitive base salaries allows us to attract high-caliber talent and retain executives’ on-going services by providing them with a level of financial certainty. We review executive base salary on an annual basis (generally comparing to the median of the competitive market for each position), and any increases are based on individual performance and responsibilities, experience and prevailing market conditions. During fiscal 2015, we awarded merit pay increases to our NEOs based on individual performance and overall company performance. Additionally, based on market data, our board approved base salary adjustments in fiscal 2015 for four of our NEOs.
For fiscal 2015, each of our NEO’s annual base salary set by the Compensation Committee (effective September 1, 2014) reflected the following percentage of the market median: Mr. Milroy – 100%; Ms. Jokinen – 96%; Mr. Davis – 110%; Mr. Fancey – 80%; and Mr. Cotter – 103%. Each NEO’s actual compensation position relationship to the market median differs due to job content and responsibilities, experience and individual performance.

Annual Management Incentive Plan (MIP)
Our MIP is a variable pay program tied to achievement of annual business goals. The MIP is designed to compensate NEOs for meeting specific company financial goals. MIP target incentive levels are based on competitive market data, job content and responsibilities. Cash incentive awards to our NEOs that are based on qualified performance-based measures may be settled in cash as performance awards under our Restated Equity Incentive Plan (2013), with terms similar to our MIP awards, so that any payments will be deductible, as applicable, pursuant to Section 162(m) of the Internal Revenue Code. Such an award was granted to all of our NEOs for fiscal 2015. For ease of reference, we will refer to the
MIP-like awards under our Restated Equity Incentive Plan as MIP awards in this discussion. Target incentive levels for 2015 are expressed as a percentage of base salary, as follows:

Position	Target Incentive (as a % of Base Salary)
Douglas A. Milroy	100%
Tracy C. Jokinen	60%
Kevin A. Fancey	55%
Ian G. Davis	60%
Jeffrey L. Cotter	50%

As stated above, short-term incentive percentages are compared to market as well as to internal comparisons and will vary based on each NEO’s position and responsibilities within the company.
Management Incentive Plan Payouts
Our MIP is tied solely to financial goals. We believe this aligns our executive compensation to a pay-for-performance market approach. Our fiscal 2015 MIP payout was calculated based on actual performance against financial goals set at the beginning of the fiscal year. The Compensation Committee chose the qualified performance-based financial measures of revenue, earnings per share (EPS) and return on invested capital (ROIC) as the key financial measures because they are consistent with our 12+ Plan previously communicated to our shareholders, best represent our primary short-term financial goals and align with and support the attainment of our long-term strategy. ROIC is calculated by dividing trailing 12-month adjusted net operating income from continuing operations after tax (assuming a 38.5% tax rate) by invested capital. Invested capital is equal to the sum of total debt and shareholders’ equity, less cash. These measures were reviewed and approved by the Compensation Committee.

Plan Measures and Weights and Performance Targets
The MIP measures and weights for fiscal 2015, as well as the performance targets and results, are as follows:

	Weights	Performance Targets for Financial Measures			Results(2)
Plan Measures	CEO, CFO, President G&K Canada, and VP	Threshold - 0% Payout	Target - 100% Payout	Maximum - 200% Payout	Achievement	Payout Factor
Qualified Performance Measures:
Revenue Achievement(1)	40%	$885.0 million	$941.5 million	$969.7 million	99.6%	92.9%
EPS Achievement(1)	40%	$2.57	$3.21	$3.45	102.2%	121.8%
ROIC Achievement(1)	20%	8.8%	11.0%	11.8%	102.5%	124.5%
Total	100%

(1)	In order to earn a payout for this objective, performance must be achieved above the threshold level.

(2)
At the Compensation Committee’s discretion, certain adjustments were made to the reported financial results for purposes of calculating performance measures under the MIP. These adjustments included charges associated with the withdrawal from various multi-employer pension plans and charges associated with the increase in our environmental remediation liabilities. In addition, invested capital was adjusted for these charges and the associated settlement payment related to pension plan withdrawal, net of applicable tax benefits. For NEOs and other executives reporting to the CEO, payouts for consolidated total revenue, EPS and ROIC are determined based on a financial formula, as follows: no payout is made if consolidated total revenue is at or below 94% of target; if consolidated total revenue is above 94% and below 96% of target, for each additional 1% of achievement, the payout factor increases by 15%, after which each 1% of consolidated revenue results in a 17.5% increase in the payout factor. For above target achievement, if consolidated total revenue is between 100% and 102% of target, for each 1% of consolidated total revenue above target, the payout factor increases by 25% up to 150%, after which each 1% of consolidated revenue over target results in a 50% increase in the payout factor, up to a maximum payout of 200%. With respect to EPS and ROIC, no payout is made if EPS and ROIC are at or below 80% of target; if EPS and ROIC are above 80% and below 90% of target, for each additional 1% of achievement, the payout factor increases by 3%; if EPS and ROIC are above 90% of target, for each additional 1% of achievement, the payout factor increases by 7%. For above target achievement, if EPS and ROIC are between 100% and 105% of target, for each 1% above the target, the payout factor increases by 10% up to 150%, after which each 0.5% increase over target results in a 10% increase to the payout factor, up to a maximum payout of 200%. Actual results are calculated against plan, and payouts are adjusted accordingly to recognize achievement above the threshold.

Plan measures and weights were carefully reviewed and approved by the Compensation Committee. Performance targets are recommended prior to each fiscal year based on business unit plans, expected progress toward long-term goals and anticipated market conditions. The annual performance targets for company revenue, EPS and ROIC are then presented by management to the Compensation Committee and approved by the committee based on the company’s overall financial plan approved by our board. MIP payouts for company financial measures are based on actual business results compared to the performance targets, which were approved at the beginning of the fiscal year, subject to certain limited adjustments, as noted in the “Executive Summary” section above and in the footnotes to the above table. We strive to recognize all achievement between the threshold and maximum levels of performance; therefore, actual results are calculated against plan, and payouts are adjusted accordingly to recognize achievement above the threshold.

Achievement of the target yields a 100% payout of the incentive. Incentive payouts are calculated using a mathematical formula which provides a modest incremental payout for performance above threshold, but below target. Greater increments in the incentive payout are applied for performance above target to incentivize overachievement. For purposes of complying with applicable provisions of Section 162(m) of the Internal Revenue Code, the MIP payout for all NEOs is paid pursuant to our Restated Equity Incentive Plan (2013) that was approved by our shareholders.
MIP Calculation for Fiscal 2015
The payout for each qualified performance-based measure of an NEO’s MIP calculation is determined by multiplying the following factors: the NEO’s base salary, the NEOs target incentive percentage, the applicable measure weight and the payout factor. The total payout is equal to the sum of the payouts for each measure. Our Compensation Committee determines incentive compensation plan design for financial measures based generally on achievement of certain targets against an internal business plan approved annually by our board, subject to certain limited adjustments, as discussed in “Executive Summary” above and in the footnotes to the table above. Over the past three years, the payout percentage has ranged from 95% to 155% of the target award opportunity for these measures, with an average payout percentage equal to approximately 120% of the target award opportunity. MIP payouts are currently capped at 200% of target.
Long-Term Equity Compensation
Long-term equity compensation supports strong organization performance over a period of three to five years, depending on the type of equity granted. Long-term equity compensation aligns NEOs’ compensation with shareholders’ interests, rewards NEOs for increasing long-term shareholder value and promotes executive retention. Similar with cash compensation, long-term equity award targets for each position are established each year based on competitive market data, while taking into account dilution and the rate at which equity grants deplete the number of shares available for grant. We also consider individual performance when granting equity awards.
In fiscal 2015, we granted two types of equity awards:

•
Non-Qualified Stock Options – each stock option represents the right to purchase a specified number of shares of our common stock at a price equal to the fair market value of the common stock on the date of grant. All options granted to our NEOs during fiscal 2015 vest and become exercisable in equal installments over three years, commencing on the first anniversary of the grant date, and have a term of ten years.

•
Restricted Stock – restricted stock represents the issuance of shares of common stock that are subject to vesting restrictions. All restricted stock granted to our NEOs during fiscal 2015 vests in equal installments over five years, commencing on the first anniversary of the grant date.

Grant Targets and Mix
Our annual equity grant practice is to use a combination of stock options (to reward profitable growth) and restricted stock (to support retention). Each year, we establish target grant values taking into consideration market levels, while still managing annual run rate and shareholder dilution. For fiscal 2015, the grant date fair value of the long-term incentive awards for each of our NEOs consisted of the following percentage of the market median: Mr. Milroy – 98%; Ms. Jokinen – 50%; Mr. Fancey – 152%; Mr. Davis – 112%; and Mr. Cotter – 98%. With respect to the target expected value of equity compensation grants, for fiscal 2015 for each of our NEOs, the Compensation Committee approved an allocation of 35% stock options and 65% restricted stock. In each case, we believe these allocations appropriately encourage achievement of our objectives. After establishing the mix, the target grant dollar levels are converted into shares using the following formulas:

•	Stock Options: (percentage allocated to stock options x target grant dollar level)/Black Scholes value

•	Restricted Stock: (percentage allocated to restricted stock x target grant dollar level)/per share value of our common stock as of the date of the calculation
Based on the considerations outlined above, in fiscal 2015, each of our NEOs received equity grants equal to the following percentage of their respective target dollar value: Mr. Milroy – 107% of $1,400,000 target; Ms. Jokinen – 53% of $375,000 target; Mr. Fancey – 120% of $335,000 target; Mr. Davis – 155% of $112,608 target; and Mr. Cotter – 120% of $197,678 target. All grants are based on target values, and final amounts vary based on each respective NEO’s individual performance and responsibilities. Ms. Jokinen's equity grant was reduced based on her short tenure with the company and her prior receipt of a grant on her hire date in May 2014.
Grant Practice
We make our equity grants as of the date of our August board meeting, which occurs after our year-end earnings announcement. The Compensation Committee may also grant stock options or restricted stock to NEOs at times other than the annual grant date, e.g., upon hire or promotion, with the price set equal to the closing market price on the date of grant. To that end, Mr. Davis received an additional equity grant in April 2015 in connection with his promotion to the position of Vice President, U.S. Field, which grant is listed in the Grants of Plan Based Awards in Fiscal 2015 table.
Equity Holding Guidelines
We believe that requiring executive officers to hold significant amounts of our common stock strengthens the alignment of our executive officers’ interests with those of our shareholders and promotes achievement of long-term business objectives. Currently, our NEOs are allowed five years to achieve ownership targets, which are five times base salary for Mr. Milroy and three times base salary for the remaining NEOs. Additionally, our equity holding guidelines require NEOs to hold one-half of all shares granted, net of the number of any shares required to cover estimated taxes and exercise costs, until ownership targets are met. The holding requirements apply to restricted stock at the time of vesting and stock options at the time of exercise. The Compensation Committee annually reviews the progress against the ownership guidelines. The five-year measurement period begins on the date of the first equity grant after the NEO is appointed to our Executive Team. Each of our NEOs has either achieved or is on track to achieve the requisite level of ownership.
Benefits
Benefits include health and welfare, retirement and perquisite programs that are intended to provide financial protection and security to NEOs and their families and to reward their dedication and long-term commitment to the company. Our sponsorship (coupled with competitive employee cost-sharing arrangements) of these plans is critical to our ability to attract and retain the talent we need to support our overall business objectives. NEOs have the opportunity to participate in the same retirement, health and welfare plans as our other salaried employees, as well as the following supplemental benefits:

•	Executive Deferred Compensation Plan (DEFCO) (Mr. Fancey is a Canadian employee and is not covered by the plan);

•	executive long-term disability insurance;

•	financial planning services: Chairman and Chief Executive Officer – $7,500 each calendar year; all other NEOs – $5,000 each calendar year;

•	executive physical; and

•	weekly taxable car allowance: Mr. Milroy – $375; Mr. Fancey – $238.62 CAD; other NEOs do not receive a car allowance.
Severance and Change-in-Control Benefits
Depending on the NEO and the reason for termination, severance and change-in-control benefits may include severance payments, accelerated vesting of equity awards and other benefits that are paid in the event of termination of employment under certain circumstances, including following a change in control. Severance and change-in-control benefits help attract executive talent and create an environment that provides for adequate business transition and knowledge transfer during times of change. We have entered into an employment agreement with Mr. Milroy that provides benefits to Mr. Milroy if, among other things, he is terminated after a change in control of the company. We also have in place an Executive Severance and Change in Control Policy under which our remaining NEOs are entitled to certain benefits, including following certain termination and change in control events. This agreement and policy were put in place and the related triggers were selected to assure that we will have the continued dedication, undivided loyalty and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the company. We also believe that the agreement and policy are beneficial because, in consideration for these severance arrangements, the executives agree to noncompetition and non-solicitation covenants for a period of time following termination of employment. The specific post-employment benefits our NEOs may receive are discussed more fully below.
Determining the Amount/Formula for Compensation Elements
Executive compensation is reviewed annually, as follows:

Committee Meeting	Agenda
February	Review and approve the peer group
June	Review market data; establish equity guidelines; review and approve MIP design and approve company financial performance targets for the upcoming fiscal year
August	Review executive equity holdings, review director compensation; review performance for prior year and recommend merit increases; recommend MIP payouts and equity grants for NEOs
Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by selected employers of comparable size, growth and profitability, both in and outside our industry. Annually, the Compensation Committee reviews all elements of executive compensation, individually and in the aggregate, against market data for companies with which we compete for executive talent. The Compensation Committee's consultant works with our internal human resources and compensation and benefits professionals in conducting research and formulating recommendations for the Compensation Committee’s consideration to determine the levels and components of compensation to be provided for the fiscal year. The consultant also provides background material for consideration by the Compensation Committee with respect to compensation for Mr. Milroy. The Compensation Committee evaluates our executive compensation based on competitive market information obtained from proxy data from a peer group of 17 publicly-traded companies that have one or more of the following factors in common with our company: similar industry sector (business services), similar size (revenue, capitalization, number of employees) or geographic proximity to our company. The Compensation Committee also evaluates competitive market information by reviewing general survey data from similarly sized companies.
We benchmark the total direct compensation of our NEOs, consisting of base salary, MIP and long-term equity, against our peer group. In addition, our compensation professionals provide supporting market data and analysis to the Compensation Committee. While we consider data from both sources for setting compensation for all of our NEOs, we rely on peer group data more heavily for Mr. Milroy and Ms. Jokinen, as the peer group has more reliable comparisons for their positions. When we deliver targeted financial results, we determine total direct compensation (base salary, cash bonus and equity awards) by considering both the 50th percentile of our peer group and the median of the market data. We assess our position against the 50th percentile or market median as a percent, 100% equating to the 50th percentile or market median. We seek to pay our executives fairly and to directly link pay to performance, with incentive compensation based on the performance criteria previously discussed. For fiscal 2015, incentive compensation (annual cash bonus and equity awards) accounted for approximately 77% of the total direct compensation of Mr. Milroy and 60% of the average total direct compensation of our other NEOs.
Peer Group Data
The various total direct compensation elements of our executive compensation program for fiscal 2015 were benchmarked relative to the compensation provided to executives of the following companies:

•	Apogee Enterprises, Inc.

•	Arctic Cat, Inc.

•	Casella Waste Systems, Inc.

•	Cintas Corporation

•	Clean Harbors, Inc.

•	Deluxe Corporation

•	Donaldson Company, Inc.

•	Fair Isaac Corporation

•	Graco, Inc.

•	H.B. Fuller Company

•	Rollins, Inc.

•	Select Comfort Corporation

•	Stericycle, Inc.

•	Tennant Company

•	The Toro Company

•	TrueBlue Inc.

•	UniFirst Corporation
We annually review the peer group to ensure an appropriate mix of companies that are representative of the companies with which we compete for talent. During fiscal 2015, we reviewed the composition of the peer group and made no changes.
General Survey Data
We also compare NEO compensation against survey data based on job responsibility, generally using market median data from companies with comparable revenue. We analyze data from Mercer and Towers Watson to ensure that we have an accurate representation of the market. While we are able to reliably compare the compensation for Mr. Milroy and Ms. Jokinen against our peer group, when assessing compensation for other NEOs, we consider a combination of survey data and peer group data. However, we do not utilize a specific formula to weight the different elements of data considered. We also review plan design, plan features and participant eligibility as part of our overall compensation analysis process.

Disparity among NEOs
There are no policy differences with respect to the compensation of individual NEOs. The compensation disparity among our NEOs is due to the fact that we also consider the following key variables in making NEO compensation decisions:

•	size and scope of the position and level of responsibility;

•	experience and capabilities of the NEO;

•	time in current position;

•	the NEO’s performance and potential;

•	internal equity;

•	unique market premiums for key positions; and

•	the NEO’s compensation history.
Relationship among Compensation Elements
In general, each NEO’s compensation at target is weighted more heavily on variable performance-based compensation than on fixed base compensation. This pay mix supports the role of the NEOs in enhancing shareholder value over the long-term. The variable pay components at target (annual and long-term incentives) represented more than one-half of the total pay opportunity for all NEOs, all of which is at risk. Through this mix of pay, performance has a significant effect on the amount of compensation actually received by NEOs; in making actual individual pay decisions related to performance, the Compensation Committee considers both company performance and individual NEO performance.
Because we utilize market data, the specific mix of base pay, short- and long-term incentives varies by NEO. For fiscal 2015 each NEO’s pay consisted of the following mix:

Name	Base Salary	Short-Term Incentive	Long-Term Incentive
Douglas A. Milroy	23%	26%	51%
Tracy C. Jokinen	46%	30%	24%
Kevin A. Fancey	35%	22%	43%
Ian G. Davis	37%	23%	40%
Jeffrey L. Cotter	44%	25%	31%
Tax Considerations
Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain of our NEOs, unless the compensation constitutes “qualified performance-based compensation,” as defined in this code section. While the Compensation Committee considers the deductibility of compensation arrangements as an important factor in compensation decisions for NEOs, deductibility is not the sole factor used in ascertaining appropriate levels or modes of compensation. The MIP payout for our NEOs is granted under our Restated Equity Incentive Plan (2013) to preserve deductibility of amounts paid.
Our Compensation Program and Risk Management
We design our compensation programs to ensure they do not encourage excessive risk-taking and are compatible with effective internal controls and risk management practices of the company. We believe the balance between short- and long-term incentives supports our shareholders’ desire that we deliver results while ensuring financial soundness of our company through various market cycles. Together with its consultant, in fiscal 2015, our Compensation Committee again evaluated the current risk profile of our executive and broad-based compensation programs. In doing so, our
Compensation Committee considered those of our policies and
practices that serve to effectively manage or mitigate risk, including provisions of both our annual and long-term incentive plans.
Specifically, our Compensation Committee continued to rely on our multiple performance measures, discretion in granting stock awards and use of stock ownership guidelines. Our Compensation Committee also noted our process of internal control over financial reporting that ensures our performance-based awards are based on accurate data, robust analysis of historical and anticipated payouts and our enterprise risk management function that assists with managing risk of all kinds. Based on this analysis, our Compensation Committee concluded that the architecture of our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our shareholders.
2014 “Say on Pay” Advisory Vote on Executive Compensation
At our last annual meeting, we provided our shareholders with the opportunity to cast an advisory vote on executive compensation. At our 2014 shareholders’ meeting, approximately 97% of the votes cast in the “say on pay” advisory vote, excluding abstentions, were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2014 advisory vote, together with the other factors and data discussed in this “Compensation Discussion and Analysis,” in determining executive compensation policies and decisions. The committee considered the vote results and did not make any changes to our executive compensation policies and decisions as a result of the 2014 advisory vote.
Compensation Committee Report
The Compensation Committee of our Board of Directors has furnished the following report:
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.
Based on that review and discussion, the Compensation Committee has recommended to the company’s Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2015 annual meeting of shareholders and incorporated by reference into our Annual Report on Form 10-K for fiscal 2015.
JOHN S. BRONSON
WAYNE M. FORTUN
THOMAS R. GRECO
The Compensation Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such report by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.

Fiscal 2015 Summary Compensation Table
The table below shows the compensation of our NEOs for services in all capacities to the company in fiscal 2015. For a discussion of the amount of an NEO’s salary and bonus in proportion to total compensation, see “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Douglas A. Milroy	2015	704,722	957,256	565,385	786,745	181,702	3,195,810
Chairman and Chief Executive Officer	2014	667,329	1,762,384	928,839	639,448	216,312	4,214,312
	2013	625,020	3,657,283	487,609	1,025,583	171,305	5,966,800
Tracy C. Jokinen	2015	370,000	127,638	69,999	245,954	7,973	821,564
Chief Financial Officer

Kevin A. Fancey (6)	2015	322,704	256,541	140,703	198,089	34,749	952,786
President, G&K Services Canada, Inc.

Ian G. Davis	2015	296,691	209,244	113,755	185,839	42,376	847,905
Vice President, U.S. Field

Jeffrey L. Cotter	2015	326,029	151,360	83,003	181,937	60,348	802,677
Vice President, General Counsel and Corporate Secretary	2014	309,231	152,897	83,003	148,156	54,250	747,537
	2013	287,912	168,784	59,289	170,968	47,937	734,890

(1)	Annual base salary rates approved reflect 52 weeks of pay.

(2)
The dollar amounts represent the aggregate grant date fair value of restricted stock awards granted during each of the years presented and, with respect to Mr. Milroy, also include the grant date fair value of the Performance Dividend Equivalent Rights (DER) awarded to him in fiscal 2014. The grant date fair value of a restricted stock award is measured in accordance with FASB ASC Topic 718 using the valuation assumptions described in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2015. Accounting estimates of forfeitures are not included in these figures. The grant date fair value of the Performance DER was measured based on a $2.15 present value of expected future dividend payments and assumed Mr. Milroy would achieve 100,000 shares under his Performance Stock Award. The value of Mr. Milroy's fiscal 2013 stock awards includes $2,974,000 for the value of the Performance Stock Award he received in fiscal 2013 and was calculated assuming he would achieve the target of 100,000 shares. Based on fiscal 2015 financial results, Mr. Milroy earned 126,000 shares under his Performance Stock Award, 33% of which vested at the end of fiscal 2015. An additional 33% of the shares will vest if Mr. Milroy remains employed by the company at the end of fiscal 2016, and the balance will vest if Mr. Milroy remains employed by the company at the end of fiscal 2017. These shares are reported in the Outstanding Equity Awards at Fiscal Year-End 2015 table and the Fiscal 2015 Option Exercises and Stock Vested table.

(3)
The dollar amounts represent the aggregate grant date fair value of option awards granted during each of the years presented. The grant date fair value of an option award is measured in accordance with FASB ASC Topic 718 using the valuation assumptions described in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2015. Accounting estimates of forfeitures are not included in these figures.

(4)	Includes MIP performance amounts earned for performance in fiscal years 2015, 2014 and 2013.

(5)	The value of perquisites and other personal benefits is provided in this column (see table below).

(6)	In the table above, Mr. Fancey’s base salary, non-equity incentive plan compensation and all other compensation have been converted to U.S. Dollars using an average exchange rate of 0.8555.

Fiscal 2015 All Other Compensation
Name	Perquisites ($)(1)	401(k) Match ($)(2)	DEFCO Match ($)(3)	Taxable Life ($)(4)	Pension ($)(5)	Executive LTD ($)(6)	Total All Other Compensation ($)
Douglas A. Milroy	27,000	10,600	144,102	~~—~~	~~—~~	~~—~~	181,702
Tracy C. Jokinen	3,348	—	4,625	~~—~~	~~—~~	~~—~~	7,973
Kevin A. Fancey	10,615	—	—	921	21,506	1,707	34,749
Ian G. Davis	1,327	9,979	31,070	~~—~~	~~—~~	~~—~~	42,376
Jeffrey L. Cotter	5,890	10,674	43,784	~~—~~	~~—~~	~~—~~	60,348

(1)
Amounts reflect the following: Mr. Milroy – $7,500 for financial planning and $19,500 for his car allowance; Ms. Jokinen – $1,500 for financial planning, and $1,848 for her executive physical in excess of expenses covered by our health plan; Mr. Fancey – $10,615 for his car allowance; Mr. Davis – $1,327 for his executive physical in excess of expenses covered by our health plan; and Mr. Cotter – $5,890 for financial planning. Financial planning amounts are reported for the fiscal year, which may result in the reported amount exceeding the calendar year cap.

(2)	Includes company match on 401(k) and non-elective contributions.

(3)	Includes company match on DEFCO and non-elective contributions.

(4)	Includes fees paid by us for taxable life insurance.

(5)	Includes a company match to a Canadian retirement plan for Mr. Fancey and contributions by us to a Canadian retirement compensation arrangement for Mr. Fancey.

(6)	Includes fees paid by us for an executive long-term disability plan for Mr. Fancey.
Grants of Plan-Based Awards in Fiscal 2015
The following table shows the grants of plan-based awards to our NEOs in fiscal 2015. All awards identified by a grant date reflect equity awards made under our Restated Equity Incentive Plan (2013). Awards with no grant date reflect awards under our MIP, provided that our NEOs' MIP awards are paid through our Restated Equity Incentive Plan (2013). All restricted stock awards to our NEOs vest in equal increments over a five-year period, beginning with the first anniversary of the date of grant. All grants of options to our NEOs have a ten-year term and vest in equal increments over a three-year period, beginning with the first anniversary of the date of grant. Holders of restricted stock (both vested and unvested shares) possess the same rights with respect to those shares, including to receive dividends, as all other shareholders. In each of four quarters of fiscal 2015, we paid a dividend of $0.31 per share.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Shares of Stock or Units (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name		Threshold	Target	Maximum
Douglas A. Milroy		—	710,123	1,420,246
	08/21/14				17,392	45,376	55.04	1,522,641
Tracy C. Jokinen		—	222,000	444,000
	08/21/14				2,319	6,050	55.04	197,637
Kevin A. Fancey		—	178,797	357,595
	08/21/14				4,661	12,161	55.04	397,244
Ian G. Davis		—	210,000	420,000
	08/21/14				2,029	5,294	55.04	172,928
	04/20/15				1,374	3,342	71.01	150,071
Jeffrey L. Cotter		—	164,218	328,435
	08/21/14				2,750	7,174	55.04	234,363

(1)
These columns reflect minimum, target, and maximum payouts under our MIP for fiscal 2015. Mr. Fancey’s target was converted to USD using an average exchange rate of 0.8555. For an explanation of how the payouts are calculated, see the “Plan Measures and Weights and Performance Targets” and “MIP Calculation for Fiscal 2015” discussions above.

(2)
As discussed in “Tax Considerations” above, subject to the applicable provisions of Section 162(m) of the Internal Revenue Code, payments to our NEOs under the MIP are made under the terms of our Restated Equity Incentive Plan (2013).

(3)	The stock awards granted to NEOs in fiscal 2015 were restricted stock awards. Restricted stock awards are entitled to receive dividends at the same rate as our other outstanding common stock.

(4)
Each stock option granted to an NEO in fiscal 2015 represents the right to purchase a share of our common stock at a specified exercise price, subject to the terms and conditions of the option agreement.

(5)	The exercise price is the fair market value of our common stock on the day the option was granted. Fair market value is set based on the closing price on the grant date.

(6)
This column represents the grant date fair value of each equity award granted during fiscal 2014, which is calculated in accordance with FASB ASC Topic 718. For information regarding our equity compensation grant practices, see “Grant Practice” above.

For a discussion of the impact of certain of our NEO’s employment agreements on such NEO’s compensation, see “Potential Post-Employment Payments” below.

Outstanding Equity Awards at Fiscal Year-End 2015
The following table shows the outstanding equity awards for each of the NEOs:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($) (1)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Douglas A. Milroy	22,563	—		7.96	08/19/20	150,919	10,618,661	(5)
	72,368	—		14.15	08/25/21
	50,714	25,356	(6)	26.07	08/23/22
	24,076	48,151	(7)	48.47	08/22/23
	—	45,376	(8)	55.04	08/21/24
Tracy C. Jokinen	—	6,050	(8)	55.04	08/21/24	16,775	1,180,289
Kevin A. Fancey	1,667	3,333	(9)	47.20	08/19/23	5,461	384,236
	—	12,161	(8)	55.04	08/21/24
Ian G. Davis	985	—		14.15	08/25/21	7,908	556,407
	1,080	1,080	(6)	26.07	08/23/22
	800	800	(10)	25.94	10/01/22
	1,356	2,711	(7)	48.47	08/22/23
	—	5,294	(8)	55.04	08/21/24
	—	3,342	(11)	71.01	04/20/25
Jeffrey L. Cotter	1,000	—		27.44	02/03/16	11,745	826,378
	492	—		21.11	09/01/16
	477	—		27.82	08/23/17
	3,972	—		22.27	08/21/18
	1,139	—		14.15	08/25/21
	6,264	3,132	(6)	26.07	08/23/22
	2,379	4,758	(7)	48.47	08/22/23
	—	7,174	(8)	55.04	08/21/24

(1)
The option exercise prices for all options awards with grant dates prior to April 27, 2012 reflect a reduction of $6.00 from the original exercise price, which reduction was made to all outstanding option awards on such date, in order to prevent a special dividend declared in fiscal 2012 from diluting or enlarging the rights of the holders of outstanding stock options under our equity incentive plans. Similarly, the option exercises for all option awards with grant dates prior to June 6, 2014 also reflect a $6.00 reduction due to the special dividend declared in fiscal 2014.

(2)	For each option shown, the expiration date is the tenth anniversary of the date the option was granted.

(3)	The following table indicates the dates when the shares of restricted stock held by each NEO vest and are no longer subject to forfeiture:

Vesting Date	Douglas A. Milroy	Tracy C. Jokinen	Kevin A. Fancey	Ian G. Davis	Jeffrey L. Cotter
08/19/15	4,728		200	566	1,401
08/21/15	3,479	464	933	406	550
08/22/15	5,681			319	561
08/23/15	4,262			363	1,053
08/25/15	4,434			362	1,095
10/01/15				282
04/20/16				275
05/19/16		5,256
07/02/16	41,580
08/19/16			200
08/21/16	3,478	463	932	405	550
08/22/16	5,682			320	562
08/23/16	4,261			363	1,052
08/25/16	4,436			363	1,096
10/01/16				281
04/20/17				274
05/19/17		5,257
07/01/17	42,840
08/19/17			200
08/21/17	3,479	464	933	406	550
08/22/17	5,681			319	561
08/23/17	4,260			363	1,053
10/01/17				283
04/20/18				275
05/19/18		1,971
08/19/18			200
08/21/18	3,478	463	932	405	550
08/22/18	5,682			321	561
04/20/19				274
05/19/19		1,972
08/21/19	3,478	465	931	407	550
04/20/20				276
Total	150,919	16,775	5,461	7,908	11,745

(4)
Calculated by multiplying the number of restricted shares by $70.36, the closing price of our common stock on June 26, 2015, the last fiscal 2015 trading day for our stock. Dividends are paid on these shares.

(5)
Includes 84,420 shares from Mr. Milroy's Performance Stock Award, representing the 67% of the shares that will vest in the future. Under the Performance Stock Award, Mr. Milroy earned 126,000 shares, 33% of which vested at the end of fiscal 2015. An additional 33% of the shares will vest if Mr. Milroy remains employed by the company at the end of fiscal 2016, and the balance will vest if Mr. Milroy remains employed by the company at the end of fiscal 2017.

(6)	The remaining shares became exercisable on August 23, 2015.

(7)	These options continue to vest and the remaining shares become exercisable in two equal installments on August 22, 2015 and 2016, assuming continued employment.

(8)	These options continue to vest and the remaining shares become exercisable in three equal installments on August 21, 2015, 2016 and 2017, assuming continued employment.

(9)	These options continue to vest and the remaining shares become exercisable in two equal installments on August 19, 2015 and 2016, assuming continued employment.

(10)	The remaining shares become exercisable on October 10, 2015.

(11)	These options continue to vest and the remaining shares become exercisable in three equal installments on April 20, 2016, 2017 and 2018, assuming continued employment.

Fiscal 2015 Option Exercises and Stock Vested
The following table lists the number of shares acquired and the value realized as a result of option exercises by the NEOs in fiscal 2015 and the value of any restricted stock units that vested in fiscal 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Douglas A. Milroy	84,000	4,662,925	65,687	(3)	5,300,105	(4)
Tracy C. Jokinen	—	—	5,256		372,861
Kevin A. Fancey	—	—	200		11,050
Ian G. Davis	—	—	2,298		126,114
Jeffrey L. Cotter	7,800	383,938	4,922		270,875

(1)	Calculated by multiplying the difference between the exercise price and the closing price of our common stock on the NASDAQ Global Select Market on the date of exercise times the number of shares.

(2)	Calculated by multiplying the closing price of our common stock on the NASDAQ Global Select Market on the date of vesting times the number of shares.

(3)
Includes 41,580 shares from Mr. Milroy's Performance Stock Award that vested on the last day of fiscal 2015. Under the Performance Stock Award, Mr. Milroy earned 126,000 shares, 33% of which vested at the end of fiscal 2015. An additional 33% of the shares will vest if Mr. Milroy remains employed by the company at the end of fiscal 2016, and the balance will vest if Mr. Milroy remains employed by the company at the end of fiscal 2017.

(4)	Includes $4,251,785, representing 65,687 shares that vested, and $1,048,320, representing the amount paid upon the vesting of Mr. Milroy's Performance DER.
Canadian Retirement Arrangements
Mr. Fancey, a Canadian citizen, is covered by a defined contribution plan pursuant to which we contribute 2% of his base salary and match his contributions of up to 6% of base salary, and pursuant to which he directs investment of the funds. The Canadian government sets a limit for total contributions, which for calendar year 2015 is $24,930 CAD, to be adjusted for inflation each year. If this limit is reached, Mr. Fancey is covered by a retirement compensation arrangement, or RCA. Under the RCA, we continue to contribute an amount equal to 2% of Mr. Fancey’s salary and match Mr. Fancey’s contributions of up to 6% of base pay. One-half of the money contributed to the RCA is held by a trustee and is invested in widely available mutual funds. The other one-half is held by the Canadian government as a refundable tax. One-half of all earnings on funds invested by the trustee is also paid to the Canadian government and is also held as a refundable tax.
Non-Qualified Deferred Compensation (DEFCO)
Our DEFCO is a non-qualified plan that provides our executives and NEOs with the opportunity to defer up to 25% of base salary and 50% of incentive compensation. Amounts deferred are credited to an individual’s contribution account and are fully vested at all times. We credit deferred accounts with additional amounts equal to the value of the matching contributions. We match 50% of a participant’s deferrals into DEFCO, excluding deferrals in excess of 10% of a participant’s compensation. In addition, we make company retirement contributions equal to 2.5% of eligible pay and an additional 4% of eligible pay over the IRS compensation limit ($265,000 in calendar year 2015). A participant’s employer contribution account is 100% vested upon attainment of age 60 as an active employee, or 10% per year for each plan year in which the participant works at least 1,000 hours. Participants may choose among eleven investment measurement funds in which to participate, and participants may change their investment mix at any time. Participants’ deferred cash accounts earn a rate of return which tracks the investment return achieved under the participant-selected investment measurement funds. Each participant is an unsecured creditor for any benefit he or she will receive under DEFCO, as we have not created a fund for payment of DEFCO benefits that is protected from creditor claims.
At the time of the initial deferral election, participants must also select a distribution date (no later than age 65) and form of payment for normal retirement (defined as termination of employment at age 60 or later). Participants may elect to receive distributions in a single payment or installments for normal retirement. If a participant’s employment is terminated before age 60, the participant will receive a lump sum payment of his or her deferral account, and the vested portion of the employer contribution account is paid three years later in a lump sum, provided that the participant does not compete against our company as defined by the non-competition provision of the plan. If the participant works for the company until at least age 60, neither the non-competition provision nor the three-year delay will apply, and the deferral account and the employer contribution account will be paid after separation from service according to the election the participant made consistent with Section 409A of the Internal Revenue Code. At the discretion of the Retirement Committee, the participant may obtain a hardship distribution from his or her eligible vested account in the event of an unforeseeable emergency. The hardship distribution will only be allowed if the participant’s financial hardship cannot be cured by simply cancelling the participant’s future contributions. In the event of a change in control that occurs when the participant is an employee of the company, unless the board and a majority of the continuing directors of the plan sponsor decide that the change in control should not affect the vested percentages of participants, a participant’s account will vest.

The following table shows contributions to the NEOs’ deferred compensation accounts in fiscal 2015 and the aggregate amount of deferred compensation as of June 30, 2015:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Douglas A. Milroy	134,350	144,102	455	~~—~~	1,965,136
Tracy C. Jokinen	—	4,625	(14)	~~—~~	4,611
Kevin A. Fancey	—	—	—	—	—
Ian G. Davis	81,349	31,070	14,490	~~—~~	586,778
Jeffrey L. Cotter	47,389	43,784	18,669	~~—~~	494,988

(1)	Amounts in this column reflect deferrals by the NEO in fiscal year 2015. These amounts are also included in the “Salary” column of the Summary Compensation Table.

(2)	Amounts in this column represent contributions made by us during fiscal year 2015. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(3)
The amounts in this column are not included in the Summary Compensation Table because they are not above-market or preferential earnings on deferred compensation. Earnings are based on the returns of mutual funds selected by the NEOs from the funds the Retirement Committee makes available to measure investment returns under DEFCO. The funds and the total time-weighted returns, net of investment manager fees, for the one-year period ended June 30, 2015 are listed below:

•Vanguard 500 Index: 7.3%
•American Beacon Large Cap Value: 3.5%
•T. Rowe Price Growth Stock: 13.2%
•Vanguard Mid Capitalization Index: 8.5%
•American Beacon Small Cap Value: 3.0%
•American Funds Euro Pacific: 0.6%
•MFS Research Bond: 1.0%
•Wells Fargo Ultra Short-Term Income: 0.1%
•Oakmark Equity and Income: 2.8%
•PIMCO All Asset: -5.8%
•Wells Fargo Adv. Money Market: 0.0%

(4)
Amounts reported in this column for each NEO include amounts previously reported in the Summary Compensation Table in previous years when earned if that NEO’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and incentive payments and company matching contributions. This total reflects the cumulative value of each NEO’s deferrals and matching contributions and investment experience.

For Mr. Milroy, acceleration of vesting under DEFCO would require acquisition by a third party of 50% of our outstanding stock, rather than the 30% threshold stated in Mr. Milroy’s employment agreement for receipt of other change in control benefits. Each of the other NEO’s DEFCO account may become fully vested upon a change in control, as described above.
Potential Post-Employment Payments
Our NEOs are entitled to certain benefits and payments in the event of certain terminations pursuant to our Executive Severance and Change in Control Policy. Separately, Mr. Milroy's employment agreement provides him with similar benefits and payments in the event of certain terminations of his employment agreement. In all cases, post-employment benefits to our NEOs are conditioned upon the NEO signing a waiver and release of claims against the company and upon the NEO remaining in compliance with the NEO's non-competition obligations. All descriptions below of post-employment pay and benefits due to our NEOs are qualified in their entirety by reference to the Executive Severance and Change in Control Policy and to Mr. Milroy's employment agreement.
Severance
In all cases, in the event that an NEO's employment is terminated by us without cause, we must provide to the NEO the following benefits:

•	we must provide the NEO with 30 days advance written notice of termination;

•	if the NEO signs and does not revoke a release, we must pay to the NEO, as separation pay, an amount equal to 11 months of the NEO's base salary (or, in the case of Mr. Milroy, an amount equal to 1.99 times his annual base salary) in effect as of the actual date of termination, such separation pay being made in weekly payments, subject to the terms of such release; some payments may be subject to a delay of six months to comply with Section 409A of the Internal Revenue Code;

•
if the NEO (or any individual receiving group health plan benefits through such NEO) is eligible to continue participation in our group health plan and elects to do so, we will, for a period of up to 11 months (or, in the case of Mr. Milroy, for a period of up to 17 months) commencing as of the actual date of termination, continue to pay the employer's share of the cost of such benefits as if such NEO remained in our continuous employment, but only while such NEO or such person is not eligible for coverage under any other employer’s group health plan;

•
we will, for a period of at least one year commencing as of the actual date of termination, pay directly to the service provider or reimburse the NEO for all reasonable expenses of a reputable outplacement organization selected by such NEO, such payments not to exceed $12,000 in the aggregate;

•	we will pay to Mr. Milroy a lump sum payment equal to six times his monthly automobile allowance, if applicable;

•	we will pay to Mr. Milroy any unpaid management incentive bonus earned by him and to which he is entitled, such payment being made in accordance with the terms of the related plan; and

•	all unvested shares awarded to Mr. Milroy under his Performance Stock Award will immediately vest.
At the end of this section are tables indicating the estimated incremental amounts we would owe to each of our NEOs upon such

NEO’s termination without cause. No executive is required to seek other employment to receive any post-employment benefits. Any executive’s commencement of employment with another employer will not reduce our obligations to make severance payments.
In the event an NEO voluntarily resigns or an NEO's employment is terminated for cause or by reason of death, such executive is only entitled to his or her base salary through the date of termination or death, plus any other earned but unpaid amounts under any applicable employment agreement or any benefit plan. Finally, our employment agreement with Mr. Milroy contains an additional provision requiring him to resign from all positions held with us, including any of our company boards on which he serves as a director, in the event his employment with us is terminated.
Change in Control
Following is a discussion of the potential payments due to each NEO in the event of a “Change in Control” of the company, followed by a “Change in Control Termination.” Both our Executive Severance and Change in Control Policy and Mr. Milroy's employment agreement address termination due to Change in Control and for “good reason,” and provide as follows:
A “Change in Control” occurs when:

•	anyone attains control of 30% of our voting stock;

•	challengers replace a majority of our board within two years; or

•	we merge or consolidate with, or dispose of all or substantially all of our assets to, someone other than the company.
A “Change in Control Termination” occurs when a Change in Control has taken place and the NEO then is terminated within one year of the Change in Control either by the employer for any reason other than for cause, or by the NEO for good reason. Good reason is defined to include the following:

•	a substantial adverse involuntary change in the NEO's status or position as an executive with the company;

•	a material reduction by the company in the NEO's base salary as in effect on the day before the Change in Control;

•	in the case of Mr. Milroy, any material adverse change in physical working conditions interfering with his work;

•	a requirement to relocate, other than on intermittent basis, more than 35 miles from our corporate headquarters as a condition of employment;

•	failure by the company to obtain from any successor an assumption of the Executive Severance and Change in Control Policy or, in the case of Mr. Milroy, of his employment agreement;

•	attempted termination other than pursuant to the Executive Severance and Change in Control Policy or, in the case of Mr. Milroy, his employment agreement; or

•	any material breach of Mr. Milroy's employment agreement.
In the event of a Change in Control of the company and the related termination of an NEO's employment by such NEO for good reason or by us for any reason other than for cause, in each case, prior to the first anniversary of the Change in Control:

•	we must provide the NEO with 30 days advance written notice of termination;

•
we will pay the NEO an amount equal to 17 months of such NEO's base salary (or, in the case of Mr. Milroy, an amount equal to 1.99 times his annual base salary), subject to certain limitations; some payments may be subject to a delay of six months to comply with Section 409A of the Internal Revenue Code;

•
if the NEO (or any individual receiving group health plan benefits through such NEO) is eligible to continue participation in our group health plan and elects to do so, we must, for a period of up to 17 months, continue to pay the employer’s share of the cost of such benefits as if such NEO remained in our continuous employment, subject to certain limitations;

•	we will, for a period of at least one year, pay directly or reimburse such NEO for all reasonable outplacement expenses, such payments not to exceed $12,000;

•
we will pay Mr. Milroy the amount necessary to acquire and obtain full title to any personal automobile leased by us for him or, if Mr. Milroy does not have the use of a personal automobile but has been given an automobile allowance, we will pay him a lump sum payment equal to three times the annual automobile allowance he is then receiving;

•	we will pay Mr. Milroy up to $7,500 for financial planning and tax preparation expenses for 17 months; and

•	we will pay to Mr. Milroy any management incentive bonus earned by him and to which he is entitled, such payment being made in accordance with the terms of the related plan.
In addition, upon the occurrence of a Change in Control, and without regard to an NEO's employment status, but presuming that the NEO remains in our employ on the date of the Change in Control, the following shall occur with respect to any and all equity-based incentives that are not performance-based, including, without limitation, stock options and awards of restricted stock that are owned by such NEO on the date of the Change in Control:

•	the restrictions on any previously issued shares of restricted stock other than performance based awards will immediately lapse;

•	all outstanding options and stock appreciation rights will become immediately exercisable; and

•	all performance criteria for all performance shares will be deemed to be met and immediate payment made.
With respect to Mr. Milroy's Performance Stock Award, and subject to Mr. Milroy's continued employment through the date of any Change in Control, the restricted stock earned under the Performance Stock Award will immediately vest.
Excluding Mr. Milroy's Performance Stock Award, if any payments and benefits in connection with a change in control would be a parachute payment under Section 280G of the Internal Revenue Code, payments and benefits will be reduced to the minimum extent necessary to provide the NEO with the best after-tax result. Specifically, the NEO will receive either a reduced amount so that no or a lesser amount of excise tax is imposed under Internal Revenue Code Section 4999, or the NEO will receive the full amount of the payments and benefits and then be liable for a higher amount of excise tax.
Disability
Mr. Milroy's employment agreement also provides that during any period in which any he is “disabled,” he will continue to receive all base salary, benefits, and other compensation, but only if he is not receiving substantially equivalent benefits under any plan maintained by us. “Disability” means the unwillingness or inability to perform the essential functions of Mr. Milroy's position (with or without reasonable accommodation) for a period of 90 days (consecutive or otherwise) within any period of six consecutive months. If this occurs, we will issue a Notice of Termination, and if Mr. Milroy has not returned to the full-time performance of his duties within 30 days, the 30th day after Notice of Termination will be his date of termination. With respect to Mr. Milroy's Performance Stock Award, if he becomes disabled, all earned shares will immediately vest.

Post-Employment Payment Tables
The tables below provide the estimated amounts that would have been received by each NEO below had there been a termination under the various scenarios described above as of June 27, 2015, the last day of our most recently completed fiscal year. Although we have not entered into employment agreements with Messrs. Cotter, Davis or Fancy or Ms. Jokinen, they are entitled to certain separation benefits pursuant to our Executive Severance and Change in Control Policy. Mr. Milroy is entitled to similar benefits under his employment agreement. In the tables below, no amounts are included for MIP awards, the vested portion of Mr. Milroy's Performance Stock Award or Mr. Milroy's Performance DER, because no payments or enhanced benefits are triggered by disability or by a termination or change in control.
Douglas A. Milroy

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)		Disability ($)
Severance	1,413,145	(1)	1,413,145	(1)	59,177	(2)
Health Benefits	11,298	(3)	11,298	(3)	688	(4)
Outplacement(5)	12,000		12,000		—
Car	9,750	(6)	58,500	(7)	1,625	(8)
Financial Planning(9)	—		7,500		—
Deferred Compensation	1,878,394	(10)	1,965,136	(11)	—
Accelerated Vesting of Options	—		2,872,202	(12)	—
Accelerated Vesting of Restricted Stock	5,910,240	(14)	10,618,661	(13)	5,939,791	(14)
Total	9,234,827		16,958,442		6,001,281

(1)	Reflects 1.99 times base salary.

(2)	Reflects 30 days base salary to reflect the 30 days notice we must provide to terminate for disability.

(3)	Reflects 17 months of health benefits.

(4)	Reflects 30 days of medical and dental benefits to reflect the 30 days notice we must provide to terminate for disability.

(5)	Outplacement is capped at $12,000.

(6)	Reflects six times the monthly car allowance at an annual rate of $19,500.

(7)	Reflects three times the annual car allowance at an annual rate of $19,500.

(8)	Reflects 30 days of the annual car allowance at an annual rate of $19,500.

(9)	Financial planning is capped at $7,500.

(10)	Includes $1,097,719 of Mr. Milroy’s contribution account and $780,675 of the company contribution account.

(11)
Includes $1,097,719 of Mr. Milroy’s contribution account and $867,417 of the company contribution account. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock, rather than the 30% threshold stated in Mr. Milroy’s employment agreement for receipt of other change in control benefits. Mr. Milroy’s DEFCO account will become fully vested upon a Change in Control.

(12)
Reflects the difference between the grant price and the closing price of 118,883 currently unvested options had the vesting of such options accelerated on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

(13)
Reflects the value of 150,919 currently unvested shares of restricted stock, including the unvested portion of Mr. Milroy's Performance Stock Award, had the vesting of such shares accelerated on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

(14)
Reflects the value of 84,420 currently unvested shares of Mr. Milroy's Performance Stock Award had the vesting of such shares accelerated on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

Tracy C. Jokinen

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)
Severance	339,167	(1)	524,167	(2)
Health Benefits	9,470	(3)	14,636	(4)
Outplacement(5)	12,000		12,000
Deferred Compensation	461	(6)	4,611	(7)
Accelerated Vesting of Options	—		92,686	(8)
Accelerated Vesting of Restricted Stock	—		1,180,289	(9)
Total	361,098		1,828,389

(1)	Reflects 11 months of base salary

(2)	Reflects 17 months of base salary.

(3)	Reflects 11 months of health benefits.

(4)	Reflects 17 months of health benefits.

(5)
Outplacement is capped at $12,000. In the event of a termination without cause, outplacement expenses will be paid at the company’s discretion; in the event of a Change in Control termination, the company will be required to pay outplacement expenses, subject to a cap of $12,000.

(6)	Consists solely of the vested company contribution account.

(7)
Consists solely of the company contribution account. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock. Ms. Jokinen’s DEFCO account will become fully vested upon a change of control.

(8)
Reflects the difference between the grant price and the closing price of 6,050 currently unvested options had the vesting of such options accelerated on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

(9)
Reflects the value of 16,775 currently unvested shares of restricted stock, had the vesting of such shares accelerated on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

Kevin A. Fancey

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)
Severance	297,996	(1)	460,539	(2)
Health Benefits(3)	—		—
Outplacement(4)	12,000		12,000
Car	5,308	(5)	31,845	(6)
Deferred Compensation(7)	—		—
Accelerated Vesting of Options	—		263,499	(8)
Accelerated Vesting of Restricted Stock	—		384,236	(9)
Total	315,304		1,152,119

(1)	Reflects 11 months of base salary

(2)	Reflects 17 months of base salary.

(3)	Mr. Fancey is not covered by our health benefits.

(4)
Outplacement is capped at $12,000. In the event of a termination without cause, outplacement expenses will be paid at the company’s discretion; in the event of a Change in Control termination, the company will be required to pay outplacement expenses, subject to a cap of $12,000.

(5)	Reflects six times the monthly car allowance at an annual rate of $12,408 CAD (converted to U.S. dollars using an exchange rate of 0.8555).

(6)	Reflects three times the annual car allowance at an annual rate of $12,408 CAD (converted to U.S. dollars using an exchange rate of 0.8555).

(7)	Mr. Fancey is not covered by DEFCO.

(8)
Reflects the difference between the grant price and the closing price of 15,494 currently unvested options had the vesting of such options accelerated on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

(9)
Reflects the value of 5,461 currently unvested shares of restricted stock, had the vesting of such shares accelerated on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

Ian G. Davis

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)
Severance	320,833	(1)	495,833	(2)
Health Benefits	8,412	(3)	13,001	(4)
Outplacement(5)	12,000		12,000
Deferred Compensation	545,745	(6)	586,778	(7)
Accelerated Vesting of Options	—		223,817	(8)
Accelerated Vesting of Restricted Stock	—		556,407	(9)
Total	886,990		1,887,836

(1)	Reflects 11 months of base salary

(2)	Reflects 17 months of base salary.

(3)	Reflects 11 months of health benefits.

(4)	Reflects 17 months of health benefits.

(5)
Outplacement is capped at $12,000. In the event of a termination without cause, outplacement expenses will be paid at the company’s discretion; in the event of a Change in Control termination, the company will be required to pay outplacement expenses, subject to a cap of $12,000.

(6)	Includes $381,618 of Mr. Davis’ contribution account and $164,127 of the company contribution account.

(7)
Includes $381,618 of Mr. Davis’ contribution account and $205,160 of the company contribution account. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock. Mr. Davis' DEFCO account will become fully vested upon a change of control.

(8)
Reflects the difference between the grant price and the closing price of 9,885 currently unvested options had the vesting of such options accelerated on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

(9)
Reflects the value of 7,908 currently unvested shares of restricted stock, had the vesting of such shares accelerated on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

Jeffrey L. Cotter

Payment Type	Termination by Us Without Cause ($)		Change in Control Termination ($)
Severance	301,065	(1)	465,283	(2)
Health Benefits	9,470	(3)	14,636	(4)
Outplacement(5)	12,000		12,000
Deferred Compensation	468,068	(6)	494,988	(7)
Accelerated Vesting of Options	—		352,775	(8)
Accelerated Vesting of Restricted Stock	—		826,378	(9)
Total	790,603		2,166,060

(1)	Reflects 11 months of base salary

(2)	Reflects 17 months of base salary.

(3)	Reflects 11 months of health benefits

(4)	Reflects 17 months of health benefits.

(5)
Outplacement is capped at $12,000. In the event of a termination without cause, outplacement expenses will be paid at the company’s discretion; in the event of a Change in Control termination, the company will be required to pay outplacement expenses, subject to a cap of $12,000.

(6)	Includes $225,789 of Mr. Cotter’s contribution account and $242,279 of the company contribution account.

(7)
Includes $225,789 of Mr. Cotter’s contribution account and $269,199 of the company contribution account. Pursuant to DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock. Mr. Cotter’s DEFCO account will become fully vested upon a change of control.

(8)
Reflects the difference between the grant price and the closing price of 15,064 currently unvested options had the vesting of such options accelerated on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

(9)
Reflects the value of 11,745 currently unvested shares of restricted stock, had such shares vested on June 26, 2015, the last fiscal 2015 trading day for our stock, when the closing price of our common stock was $70.36.

PROPOSAL NUMBER 2

Amendment to Amended and Restated Articles of Incorporation
Our board has approved, and recommends approval of, an amendment to our Amended and Restated Articles of Incorporation to require that directors receive a majority of the votes cast in an uncontested election in order to be elected to the board.
Currently, the members of our board are elected by a plurality of the votes present in person or by proxy at a meeting. Minnesota law requires that, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes present in person or by proxy at a meeting. Under plurality voting, directors receiving the most “for” votes are elected. Our board believes that the implementation of the majority vote standard will provide the Company’s shareholders with a greater voice in director elections.
Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” the director’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Shareholders will be entitled to abstain with respect to the election of a director, although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained. In contested elections, directors will be elected by a plurality of the votes cast.
Under Minnesota law, an incumbent director who does not receive the requisite vote continues to serve until his or her successor is elected. Accordingly, if the proposal to amend our Amended and Restated Articles of Incorporation is approved, we will also amend our Corporate Governance Guidelines to require incumbent directors who do not receive a majority of the votes cast “for” their election in an uncontested election to offer to tender their resignation to our board. The board, taking into account the Corporate Governance Committee’s recommendation, will act on the tendered resignation and publicly disclose its decision within 90 days after the date of the election. The Corporate Governance Committee and the board may consider any factors or other recommendations that they consider relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision with respect to his or her resignation. If the director’s resignation is not accepted by the board, the director will continue to serve his or her term until a successor is duly elected.
Minnesota law requires that our shareholders approve an amendment to our Amended and Restated Articles of Incorporation in order to change the voting standard in director elections. If Proposal Number 2 is approved, a new Article IX will be added to the Amended and Restated Articles of Incorporation. New Article IX will read as follows:

ARTICLE IX
"The directors to be elected at a meeting of Shareholders shall be chosen by the majority of votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present; provided, however, that if the election is a contested election, then the director shall be elected by the vote of a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. The election is “contested” if the number of nominees exceeds the number of directors to be elected, which shall be the case if: (i) a Shareholder has properly nominated a person for election to the Board of Directors in compliance with the Corporation’s Bylaws or applicable law and (ii) such nomination has not been withdrawn by such Shareholder on or prior to ten (10) days in advance of the date that the Corporation files its definitive proxy statement with the Securities and Exchange Commission with respect to such election (regardless of whether such proxy statement is thereafter revised or supplemented). For purposes of Article IX, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.
If the holders of any preferred stock of the Company are entitled to elect any directors voting separately as a class or series, those directors shall be elected by a plurality of the votes cast by the holders of shares of preferred stock entitled to vote in the election at the meeting, provided a quorum of the holders of shares of preferred stock is present."
Approval of the amendment will require the affirmative vote of a majority of the voting power of the shares represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If approved by our shareholders, the amendment will become effective upon the filing of Articles of Amendment to the Amended and Restated Articles of Incorporation with the Minnesota Secretary of State. Such a filing would be made promptly after the annual meeting if the amendment is approved. The new majority voting standard would then be applicable to any future uncontested election of directors beginning with our 2016 Annual Meeting of Shareholders.
Our Board of Directors unanimously recommends that you vote “FOR” the amendment of our Amended and Restated Articles of Incorporation to adopt majority voting for the election of directors in uncontested elections.

PROPOSAL NUMBER 3

Ratify the Appointment of Independent Auditors
Our board and management are committed to the quality, integrity and transparency of the company’s financial statements and reports. Independent auditors play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed KPMG LLP as our independent auditors for the 2016 fiscal year. A representative of KPMG will attend this year’s annual meeting and will be available to respond to questions from shareholders, and also will have the opportunity to make a statement if he or she desires to do so.
If the shareholders do not ratify the appointment of KPMG, the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of KPMG by shareholders, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, if the Audit Committee determines that such a change would be in our best interest.
Fees Billed to Company by Auditors:
Set forth below are the fees billed by KPMG for the fiscal year ended June 27, 2015:

	Fiscal Year Ended June 27, 2015 ($)	Fiscal Year Ended June 28, 2014 ($)
Audit Fees(1)	682,000	652,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	~~—~~	~~—~~
Total	682,000	652,000

(1)
Represents amounts related to the audit of our annual consolidated financial statements and internal control over financial reporting and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. The fiscal 2014 fees were revised to include additional billings paid during fiscal 2015 related to incremental work and expenses associated with the fiscal 2014 audit.

The Audit Committee of our Board of Directors reviews non-audit services as well as the amounts billed for such services to determine if receipt of these fees by our independent auditors is compatible with the provision of independent audit services. The Audit Committee also discusses these services and fees with our independent auditor and management to determine that they are appropriate under applicable rules and regulations. During fiscal 2015, KPMG did not provide any non-audit services. As such, the foregoing reviews and discussions were not applicable.
Pre-Approval Policy
All services performed by KPMG have been pre-approved in accordance with the Audit Committee charter. The charter provides that all audit and non-audit accounting services that are permitted to be performed by our independent accountant under applicable rules and regulations must be pre-approved by the Audit Committee or by designated independent members of the Audit Committee, other than with respect to de minimis exceptions permitted under Section 202 of the Sarbanes-Oxley Act.

Prior to or as soon as practicable following the beginning of each fiscal year, a description of audit, audit-related, tax and other services expected to be performed by KPMG in the fiscal year is presented to the Audit Committee for approval. Following such approval, any requests for audit, audit-related, tax and other services not presented and pre-approved must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more members of the Audit Committee who is/are independent directors. In the event such authority is so delegated, the Audit Committee must be updated at the next regularly scheduled meeting with respect to any services that were granted specific pre-approval by delegation. During fiscal 2015, the Audit Committee functioned in conformance with these procedures.
Report of the Audit Committee
The Audit Committee has reviewed our audited consolidated financial statements for the last fiscal year, and has discussed them with management and KPMG.
Specifically, the Audit Committee has discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communication with Audit Committee).
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG's communication with the Audit Committee concerning independence, and has discussed with KPMG its independence, including a consideration of the compatibility of non-audit services with such independence.
The Audit Committee, based on the review and discussions described above with management and KPMG, has recommended to our Board of Directors, which adopted this recommendation, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for fiscal 2015 for filing with the Securities and Exchange Commission.
As reported:
LYNN CRUMP-CAINE
ERNEST J. MROZEK
ALICE M. RICHTER
LEE J. SCHRAM
The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such report by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.
Our Board of Directors unanimously recommends that you vote “FOR” the ratification of KPMG’s appointment as our independent auditors for fiscal 2016.

PROPOSAL NUMBER 4

Advisory Vote on Executive Compensation
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our shareholders have the opportunity to cast a non-binding advisory vote on the compensation of our NEOs as disclosed in the “Executive Compensation” section of this proxy statement. We hold these advisory votes annually.
Our executive compensation program is designed to attract, motivate and retain highly qualified, experienced executives and reward them for performance that creates long-term shareholder value. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which employs long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders. We urge our shareholders to read the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis” section, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. Our board and its Compensation Committee believe that these policies and procedures are effective in achieving our goals, and our board recommends that our shareholders approve the compensation of our NEOs.
We are providing our shareholders with the opportunity to indicate their approval for our executive compensation program for our NEOs by voting on the following resolution:
“RESOLVED, that the shareholders of G&K Services, Inc. approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed in the “Compensation Discussion and Analysis” section and in the compensation tables and narrative discussion contained in the “Executive Compensation” section of this proxy statement.”
As an advisory vote, this proposal is not binding upon the company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs. Our Board of Directors unanimously recommends that you vote “FOR” the advisory vote on executive compensation.

Securities Ownership
The following table sets forth, as of August 20, 2015, certain information with regard to the beneficial ownership of our common stock and the voting power resulting from the ownership of such stock by (i) all persons known by us to be the owner, of record or beneficially, of more than 5% of our outstanding common stock, (ii) each of our directors and each of the nominees for election to our board, (iii) each NEO, and (iv) all executive officers and directors as a group, without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the address of each of the following persons is 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343.

	Class A Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percent of Class
Milroy, Douglas A.(2)	458,890	2.27%
Cotter, Jeffrey L.(3)	49,286	*
Fortun, Wayne M.(4)	36,532	*
Pippin, M. Lenny(5)	32,652	*
Jokinen, Tracy C.(6)	26,318	*
Davis, Ian G. (7)	26,184	*
Mrozek, Ernest J.(8)	25,978	*
Richter, Alice M.(9)	22,049	*
Bronson, John S.(10)	19,654	*
Crump-Caine, Lynn(11)	18,749	*
Fancey, Kevin A. (12)	17,762	*
Schram, Lee J. (13)	2,883	*
Greco, Thomas R. (14)	2,443	*

All executive officers and directors as a group (13 persons)(15)	739,380	3.66%
BlackRock, Inc.(16) 40 East 52nd Street New York, NY 10022	1,739,659	8.64%
Wellington Management Company, LLP(16) 280 Congress Street Boston, MA 02210	1,654,842	8.22%
T. Rowe Price Associates, Inc.(16) 100 East Pratt Street Baltimore, MD 21202	1,547,626	7.69%
Dimensional Fund Advisors LP(16) 6300 Bee Cave Road Austin, TX 78746	1,606,694	7.98%
The Vanguard Group, Inc.(16) 100 Vanguard Boulevard Malvern, PA 19355	1,317,582	6.54%

*	Indicates an amount less than 1%.

(1)	Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2)
Includes 234,279 shares subject to stock options that are exercisable within 60 days and 164,391 shares of unvested restricted stock. Also includes 1,840 shares for which Mr. Milroy shares voting power with his spouse.

(3)	Includes 23,626 shares subject to stock options that are exercisable within 60 days and 12,528 shares of unvested restricted stock.

(4)	Includes 11,100 shares subject to stock options that are exercisable within 60 days and 3,093 shares of unvested restricted stock.

(5)	Includes 14,400 shares subject to stock options that are exercisable within 60 days and 4,492 shares of unvested restricted stock.

(6)	Includes 2,017 shares subject to stock options that are exercisable within 60 days and 20,807 shares of unvested restricted stock.

(7)	Includes 9,222 shares subject to stock options that are exercisable within 60 days and 11,122 shares of unvested restricted stock.

(8)	Includes 9,600 shares subject to stock options that are exercisable within 60 days and 3,093 shares of unvested restricted stock.

(9)	Includes 11,100 shares subject to stock options that are exercisable within 60 days and 3,093 shares of unvested restricted stock.

(10)	Includes 7,200 shares subject to stock options that are exercisable within 60 days and 3,093 shares of unvested restricted stock.

(11)	Includes 7,800 shares subject to stock options that are exercisable within 60 days and 3,093 shares of unvested restricted stock.

(12)	Includes 8,321 shares subject to stock options that are exercisable within 60 days and 9,041 shares of unvested restricted stock.

(13)	Includes 1,443 shares of unvested restricted stock.

(14)	Includes 1,000 shares subject to stock options that are exercisable within 60 days and 1,443 shares of unvested restricted stock.

(15)	Includes 339,665 shares subject to stock options that are exercisable within 60 days and 240,732 shares of unvested restricted stock.

(16)	Based solely upon the most recent report filed with the Securities and Exchange Commission pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended.
The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family, or held in trust for any other person, including family members, or held by a family limited partnership or foundation.

Additional Information
Code of Business Conduct and Ethics
We have adopted a Code of Conduct for our board, a Code of Ethical Conduct for our employees, officers and directors generally, and a Code of Ethical Conduct for Senior Executives and Financial Managers. The latter of these codes, as applied to our principal executive officer, principal financial officer and controller, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. These codes are posted on our website at http://www.gkservices.com. We will promptly disclose on our website amendments to provisions of these codes, and any waivers of provisions of these codes required to be disclosed under the rules of the SEC or the NASDAQ Global Select Market.
Certain Transactions
Our board reviews and approves any transactions between our company or any of its subsidiaries and related parties in which the related person has or will have a material direct or indirect interest. Our board’s related review and approval policies are not in writing, but in conducting such reviews and approving such transactions, among other things, our board considers the type of transaction proposed, appropriate regulatory requirements, the monetary value of the transaction, the nature of the goods and/or services involved and whether the transaction may influence the related person’s ability to exercise independent business judgment when conducting the company’s business and affairs.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NASDAQ Global Select Market. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to the company, or written representations that no Forms 5 were required, we believe that during fiscal 2015, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.
Ability of Shareholders to Communicate with the Company’s Board of Directors
We have established means for shareholders and others to communicate with our board. If a shareholder wishes to address a matter regarding our financial statements, accounting practices or internal controls, the matter should be submitted in writing addressed to the Chair of the Audit Committee in care of our Corporate Secretary at our headquarters address. If the matter relates to our governance practices, business ethics or corporate conduct, it should be submitted in writing addressed to the Chair of the Corporate Governance Committee in care of our Corporate Secretary at our headquarters address. If the matter relates to our compensation practices, it should be submitted in writing addressed to the Chair of the Compensation Committee in care of our Corporate Secretary at our headquarters address. If a shareholder is unsure where to direct a communication, the shareholder may direct it in writing to the Chairman of the Board, or to any one of the independent directors of the company, in care of our Corporate Secretary at our headquarters address. As appropriate, these shareholder communications will be forwarded by our Corporate Secretary to the appropriate addressee.

Proposals of Shareholders for the 2016 Annual Meeting
Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2016 annual meeting of shareholders, the proposal must be received by us at our principal executive offices at 5995 Opus Parkway, Suite 500, Minnetonka, MN 55343 by May 24, 2016. The proposal must include proof of ownership of our stock and should be sent to the attention of our Corporate Secretary. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.
Under our Amended and Restated Bylaws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing, together with certain specified information relating to such shareholder’s stock ownership, identity and other matters, to our Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2016 annual meeting:

•
if the 2016 annual meeting is being held within 30 days before or 60 days after the anniversary of the date of this year’s annual meeting (November 4, 2015), we must receive notice not less than 120 days in advance of the first anniversary of the 2015 annual meeting; or

•	120 days in advance of the annual meeting or, if later, ten days following the first public announcement of the date of such annual meeting of shareholders.
Our fiscal 2016 annual meeting of shareholders is tentatively scheduled to be held on November 2, 2016. Assuming that our 2016 annual meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting no later than July 7, 2016. If we do not receive notice prior to such date, or if we meet certain other requirements of applicable SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when any such matters are raised at the meeting.
A shareholder’s nomination for director must contain the following information about the nominee (among other information, as specified in our Amended and Restated Bylaws):

•	name;

•
all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest or that is otherwise required under Regulation 14A of the Securities Exchange Act of 1934, as amended; and

•	such person’s signed written consent to being a nominee and to serving as a director if elected.
A shareholders’ notice of a proposed item of business must include (among other information, as specified in our Amended and Restated Bylaws):

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address, as they appear on the company’s books, of the shareholder proposing such business and the name and address of any beneficial owner on whose behalf the proposal is made;

•	the information required by Section 16(b)(y)(ii) of the rules of the Securities Exchange Act of 1934, as amended with respect to such shareholder and any such beneficial owner;

•	any material interest the shareholder has in such business; and

•
a representation and other appropriate evidence that the shareholder is a holder of record of shares of stock entitled to vote on such business at the meeting, will continue to be a holder of record of such shares of stock, and intends to appear in person or by proxy at the meeting to make the proposal.

As set forth in our Amended and Restated Bylaws, a shareholder’s notice, whether to nominate a director or to introduce an item of business at an annual meeting, must also contain specified information regarding the shareholder and any beneficial owner on whose behalf the proposal is made. Due to the complexity of the respective rights of the shareholders and the company under Rule 14a-8 and the advance notice provisions of our Amended and Restated Bylaws, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted to us by certified mail, return receipt requested.
Discretionary Proxy Voting Authority/ Untimely Shareholder Proposals
Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended, governs our use of our discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in our proxy statement. As set forth above, shareholders must comply with the advance notice procedure in our Amended and Restated Bylaws if they are to submit a proposal for consideration at our annual meeting. We do not intend to entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Amended and Restated Bylaws. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination.
Shareholders Sharing an Address
Shareholders sharing an address with another shareholder may receive only one copy of our annual report and proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate annual report or set of proxy materials now or in the future may write us to request a separate copy of these materials from Investor Relations, G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, MN 55343, or by calling Investor Relations, at (952) 912-5500. Any shareholder sharing an address with another shareholder can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies of annual reports or proxy statements by contacting us as set forth above.

Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended June 27, 2015, as filed with the SEC, including the financial statements, schedules and list of exhibits, and any exhibit specifically requested, will be furnished without charge to any shareholder upon written request. Please write or call Investor Relations at the following address or telephone number: G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343; phone (952) 912-5500. You may also access a copy of our Form 10-K on both our website at http://www.gkservices.com and the SEC’s website at http://www.sec.gov.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 4, 2015
Our proxy statement and 2015 Annual Report are available at http://www.gkservices.com.
Directions to the Meeting
You may request directions to the annual meeting by writing or calling Investor Relations at the following address or telephone number: G&K Services, Inc., 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343; phone (952) 912-5500.
Solicitation
We will bear the cost of preparing, assembling and mailing the proxy, proxy statement, annual report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but our officers and regular employees may solicit proxies personally, by telephone, by special letter, or via the Internet.
Our board does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
G&K Services, Inc.
Jeffrey L. Cotter
Vice President, General Counsel and Corporate Secretary

Annex A

Reconciliation of GAAP to Non-GAAP Financial Measures
We report our consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended				Three Months Ended
	June 27, 2015				June 28, 2014
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$236,577	$24,139	$14,120	$0.71	$229,681	$26,776	$15,721	$0.78
Add: Impact of pension withdrawal and associated expenses (1)	—	—	—	—	—	—	—	—
Add: Environmental reserves (3)	—	3,904	2,446	0.12	—	—	—	—
Less: Change in merchandise amortization lives (2)	—	—	—	—	—	(790)	(499)	(0.02)
As Adjusted	$236,577	$28,043	$16,566	$0.83	$229,681	$25,986	$15,222	$0.76

	Twelve Months Ended				Twelve Months Ended
	June 27, 2015				June 28, 2014
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$937,642	$101,214	$59,870	$2.95	$900,869	$96,115	$56,065	$2.78
Add: Impact of pension withdrawal and associated expenses (1)	—	6,500	4,069	0.21	—	9,854	6,151	0.31
Add: Environmental reserves (3)	—	3,904	2,446	0.12	—	—	—	—
Less: Change in merchandise amortization lives (2)	—	—	—	—	—	(6,136)	(3,867)	(0.19)
As Adjusted	$937,642	$111,618	$66,385	$3.28	$900,869	$99,833	$58,349	$2.90

* The EPS calculation for the individual adjustments noted above may be different for the three and 12 month periods due to the appropriate use of a different weighted average number of shares.

**The EPS calculation for the adjustments does not foot due to rounding.

(1)
In the first quarter of fiscal 2014, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund, by $1,687. In the third quarter of fiscal 2014, we recorded $8,167 of expense related to the withdrawal from several other MEPPs. In the third quarter of fiscal 2015, we increased our estimated liability associated with the withdrawal from certain MEPPs by $6,500.

(2)
In the fourth quarter of fiscal 2013, we modified the estimated useful life of certain in-service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental and direct sale line item. The pretax benefit was $2,273 in the first quarter of fiscal 2014, $1,803 in the second quarter of fiscal 2014, $1,270 in the third quarter of fiscal 2014 and $790 in the fourth quarter of fiscal 2014.

(3)	In the fourth quarter of fiscal 2015, we increased our estimated reserves for environmental related items by $3,904.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M95699-P68952

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

G&K SERVICES, INC.

The Board of Directors recommends that you vote FOR the following directors and FOR proposals 2, 3 and 4:

Vote on Directors

	For All	Withhold All	For All Except
1. Proposal to elect three Class II directors for a term of three years.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Thomas R. Greco
02) Douglas A. Milroy
03) Alice M. Richter

	For	Against	Abstain
2. Proposal to approve an amendment to our Amended and Restated Articles of Incorporation to adopt majority voting for the election of directors in uncontested elections.	☐	☐	☐
3. Proposal to ratify the appointment of KPMG LLP, Independent Registered Public Accounting Firm, as our independent auditors for fiscal 2016.	☐	☐	☐
4. Proposal to approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Shareholder must sign exactly as the name appears above. When signing as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M95700-P68952

G&K SERVICES, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
November 4, 2015

The undersigned, a shareholder of G&K Services, Inc., hereby appoints Douglas A. Milroy and Jeffrey L. Cotter, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual shareholders' meeting of G&K Services, Inc. to be held at our corporate headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, on Wednesday, November 4, 2015, at 10:00 a.m., Central Standard Time, and at any and all adjournments and postponements thereof, with all the powers which the undersigned would possess if personally present.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director, FOR the amendment to our Amended and Restated Articles of Incorporation, FOR ratification of the appointment of auditors, FOR the non-binding advisory vote on executive compensation and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

(Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)